Exhibit 2.1

Execution Version

REORGANIZATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER

dated as of January 15, 2015

by and among

WESTWOOD HOLDINGS GROUP, INC.,

(a Delaware corporation)

WESTWOOD TRUST,

(a Texas trust association)

WOODWAY FINANCIAL ADVISORS, A TRUST COMPANY,

(a Texas trust association)

and

THE SHAREHOLDERS OF WOODWAY FINANCIAL ADVISORS,

A TRUST COMPANY

TABLE OF CONTENTS

		Page

ARTICLE I	DEFINITIONS	1
1.1	Definitions	1
ARTICLE II	THE REORGANIZATION	10
2.1	The Reorganization	10
2.2	Joinder	14
ARTICLE III	THE MERGER	14
3.1	The Merger	14
3.2	Effective Time	14
3.3	Effects of the Merger	14
3.4	Waiver of Dissenter’s Rights; Irrevocable Proxy	13
3.5	Directors and Officers	13
3.6	Organizational Documents	13
3.7	Merger Consideration	13
3.8	Deliveries of Estimates	15
3.9	Post-Closing Net Working Capital and Indebtedness Adjustments	15
3.10	Earn-Out	16
3.11	Merger Consideration Allocation	18
ARTICLE IV	THE CLOSING	19
4.1	The Closing	19
4.2	Deliveries	20
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER PARTIES	21
5.1	Organization and Good Standing	21
5.2	Ownership of the Company Shares and Membership Interests	22
5.3	Subsidiaries of the Company	22
5.4	Authority and Enforceability	22
5.5	No Conflicts; Consents	23
5.6	Financial Statements	23
5.7	Title to Assets	24
5.8	Liabilities	24
5.9	Taxes	24
5.10	Legal Proceedings and Compliance with Law	27
5.11	Real Property	27
5.12	Intellectual Property	28

- i -

- ii -

- iii -

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Annualized Revenue
Exhibit C	Allocation Principles
Exhibit D	Form of New Business Incentive Plan

- iv -

REORGANIZATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER

This REORGANIZATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of January 15, 2015, by and among WESTWOOD HOLDINGS GROUP, INC., a Delaware corporation (“Buyer”), WESTWOOD TRUST, a Texas trust association and wholly owned subsidiary of Buyer (“Westwood Trust”), WOODWAY FINANCIAL ADVISORS, A TRUST COMPANY, a Texas trust association (the “Company”), and the undersigned shareholders of the Company (the “Shareholders,” and together with HoldCo (as defined herein) and Merger Sub (as defined herein), the “Seller Parties,” and together with Buyer, Westwood Trust, the Company, HoldCo and Merger Sub, the “Parties”).

Recitals

A. The Shareholders own issued and outstanding Equity Interests of the Company, which is a trust association organized under Texas law that operates under the regulatory supervision of the Texas Department of Banking.

B. Buyer owns all of the issued and outstanding Equity Interests of Westwood Trust, which is a trust association organized under Texas law that operates under the regulatory supervision of the Texas Department of Banking.

C. Prior to the Closing, the Company will effect the Reorganization described in ARTICLE II, including the Reorganization Merger, pursuant to which the Company will merge with and into Merger Sub, with Merger Sub as the surviving entity of the Reorganization Merger.

D. Buyer desires to acquire the Company by effecting the Merger described in ARTICLE III, pursuant to which Merger Sub will merge with and into Westwood Trust, with Westwood Trust as the surviving entity of the Merger.

Terms and Conditions

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“Accounts Receivable” means any trade accounts receivable, notes receivable, bid, performance, lease, utility or other deposits, employee advances and other miscellaneous receivables of the Company.

“Accredited Shareholder” is defined in Section 6.7(a).

“Adjusted Closing Date Merger Consideration” means the Closing Date Merger Consideration, subject to adjustment in accordance with Section 3.9.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” is defined in the Preamble.

“Allocation” is defined in Section 3.11.

“Allocation Principles” is defined in Section 3.11.

“Annualized Revenue” is defined in Section 3.10(b).

“Annualized Revenue Shortfall” is defined in Section 3.10(d).

“Applicable Survival Period” is defined in Section 12.1(b).

“Assets” means all of the assets, properties, goodwill and rights of every kind and description, real, personal, tangible and intangible that are owned by the Company.

“Audited Financial Statements” is defined in Section 5.6

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet” is defined in Section 5.6.

“Balance Sheet Date” is defined in Section 5.6.

“Bozeman Non-Compete Agreement” is defined in Section 6.2(d).

“Business” means the business of providing trust services, financial planning services or investment management services or any other business in which the Company directly or indirectly engages.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Buyer” is defined in the Preamble.

“Buyer Disclosure Schedule” is defined in the preamble to ARTICLE VII.

“Buyer Indemnitees” is defined in Section 12.2(a).

“Buyer Material Adverse Effect” means any fact, occurrence, condition, circumstance, development, change or effect that would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of Buyer other than any effects or changes resulting from or arising in connection with (a) general economic, legal, political or industry-wide conditions which do not disproportionately affect Buyer and its Subsidiaries, as compared to similarly situated Persons operating in the same industries as Buyer and its Subsidiaries, or (b) natural disaster, national emergency, acts of terrorism or military action or the threat thereof which do not disproportionately affect Buyer and its Subsidiaries, as compared to similarly situated Persons operating in the same industries as Buyer and its Subsidiaries. For the avoidance of doubt, “Buyer Material Adverse Effect” shall not include an adverse change in the market price of Westwood Common Stock that is unaccompanied by and not the result of a change or effect in or to the business, financial condition or results of operations of Buyer as described above.

“Certificate of Merger” is defined in Section 3.2.

“CHWWA” is defined in Section 13.14.

“Closing” is defined in Section 4.1.

“Closing Balance Sheet” is defined in Section 3.9(a).

“Closing Date” is defined in Section 4.1.

“Closing Date Merger Consideration” is defined in Section 3.7(a).

“Closing Date Merger Consideration Adjustment” is defined in Section 3.9(d).

“Closing Statement” is defined in Section 3.8.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any and all Contracts, memorandums of understanding, labor arrangements, collective bargaining agreements, or other labor union Contracts, letters, side letters, and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any Person and any labor organization, union, works council, employee association, agency, employee committee, plan, or collective bargaining agent with respect to terms and conditions of employment of such Person’s employees.

“Company” is defined in the Preamble.

“Company Confidential Information” includes, without limitation, the following, regardless of whether such information or materials are expressly identified as confidential information or proprietary: (a) the Company’s business information and materials, including but not limited to financial information, business plans, business proposals, customer contract terms and conditions, pricing and bidding methodologies and data, sales data, customer or investor lists, customer or investor contact information, customer or investor preferences and other business information, supplier lists, supplier contact information, supplier preferences and other business information, vendor lists, vendor contact information, vendor preferences and other business information, business partner lists, business partner contact information, business partner preferences and other business information, and similar items; (b) the Company’s personnel information and materials, including but not limited to employee lists and contact information, employee performance information, employee compensation information, recruiting sources, contractor and consulting information, contacts, and cost, and similar information; (c) the Company’s information and materials relating to future plans, including but not limited to marketing strategies, new materials research, pending projects and proposals, proprietary production processes, research and development strategies, and similar items; (d) the Company’s technical information and materials, including but not limited to computer programs, software, databases, methods, know-how, formulae, compositions, technological data, technological prototypes, processes, discoveries, machines, inventions, and similar items; (e)

any information or material that gives the Company (or other discloser of information, as applicable) an advantage with respect to its competitors by virtue of not being known by those competitors; and (f) any other valuable, confidential information and materials and/or trade secrets of the Company, which in many instances may not be identified as confidential or proprietary.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Company or any Subsidiary thereof and that is used in the operation of the Business.

“Company Material Adverse Effect” means any change, fact, occurrence, condition, circumstance, development or effect that has had or would reasonably be expected to have a material adverse effect on the Company Shares, business, condition (financial or otherwise), assets, Liabilities, operations or results of operations or prospects of the Company other than (a) resulting from or arising in connection with (i) general economic, legal, political or industry-wide conditions which do not disproportionately affect the Company, as compared to similarly situated Persons operating the same industries as the Company, or (ii) natural disaster, national emergency, acts of terrorism or military action or the threat thereof which do not disproportionately affect the Company, as compared to similarly situated Persons operating the same industries as the Company, or (b) attributable to the fact that the prospective owner of the Company is Buyer or any Affiliate of Buyer.

“Company Options” is defined in Section 5.2(a).

“Company Owned Intellectual Property” means all Intellectual Property owned by, or purported to be owned by, the Company or any Subsidiary thereof, including Intellectual Property listed on Schedule 5.12.

“Company Related Party” is defined in Section 5.23.

“Company Required Consents” is defined in Section 5.5.

“Company Shares” is defined in Section 5.2(a).

“Competing Business” is defined in Section 8.8(a).

“Constituent Companies” is defined in Section 3.1.

“Contest” means any proposed adjustment (whether written or oral) to the Final Allocation by a Governmental Authority.

“Continuation Period” is defined in Section 9.6(a).

“Continuing Employee” is defined in Section 9.6(a).

“Contract” means any agreement, contract, commitment, arrangement or understanding.

“Covenant Shareholder” is defined in Section 8.8(a).

“Disclosure Schedule” is defined in the preamble to ARTICLE V.

“Disclosure Schedule Supplement” is defined in Section 8.5(a).

“Earn-Out Amount” is defined in Section 3.10(d).

“Earn-Out Period” is defined in Section 9.8.

“Earn-Out Statement” is defined in Section 3.10(a).

“Effective Time” is defined in Section 3.2.

“Employee Plans” is defined in Section 5.15(a).

“Employment Agreements” is defined in Section 6.2(b).

“Equity Interests” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), or (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“ERISA” is defined in Section 5.15(a).

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” is defined in Section 3.7(d).

“Escrow Agreement” is defined in Section 3.7(d).

“Escrow Funds” is defined in Section 3.7(d).

“Estimated Closing Indebtedness” is defined in Section 3.8.

“Estimated Closing Net Working Capital” is defined in Section 3.8.

“Final Allocation” is defined in Section 3.11.

“Final Indebtedness” is defined in Section 3.9(b).

“Final Net Working Capital” is defined in Section 3.9(b).

“Financial Statements” is defined in Section 5.6.

“Fundamental Representations” is defined in Section 12.1(a).

“Funded Amount” is defined in the Escrow Agreement.

“GAAP” is defined in Section 3.10(a).

“Governmental Entity” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization (as such term is defined in the Securities Exchange Act of 1934, as amended).

“HoldCo” is defined in Section 2.1(a).

“HoldCo Shares” is defined in Section 2.1(f)(iv).

“Indebtedness” means any of the following (without duplication): (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) any fees, penalties, premiums or accrued and unpaid interest, or other expenses with respect to the foregoing, including prepayment penalties and consent fees, and (h) any guaranty or surety of any of the foregoing.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any Party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accounting Firm” is defined in Section 3.9(b).

“Intellectual Property” means all trademarks, service marks, domain names and any and all goodwill associated with any of the foregoing, patent rights, copyrights, together with all renewals, extensions, translations, adaptations, derivations and combinations therefor, and registrations and applications for any of the foregoing, trade secrets, know how, and business data and other intellectual property or similar corresponding or equivalent rights or other proprietary or contract rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Interim Financial Statements” is defined in Section 5.6.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Company means the knowledge of William D. Cunningham, Richard Morales or Michael G. Ringger, each of whom shall be deemed to have knowledge of any matters that he would reasonably be expected to discover after reasonable inquiry concerning the existence of the fact or matter in question.

“Law” means any statute, law, ordinance, rule, regulation or legal binding practice or guidance of any Governmental Entity, and including common law.

“Leased Real Property” is defined in Section 5.11(b).

“Leases” is defined in Section 5.11(b).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, fine, penalty, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, known or unknown.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance or any nature in respect of such property or asset.

“Losses” is defined in Section 12.2(a).

“Material Contracts” is defined in Section 5.14(a).

“Membership Interests” is defined in Section 2.1(f)(iv).

“Merger” is defined in Section 3.1.

“Merger Consideration” is defined in Section 3.7.

“Merger Sub” is defined in Section 2.1(b).

“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, each as determined in accordance with GAAP (as in effect on the date of the Closing Balance Sheet), subject to any adjustments described in Schedule 3.9(a).

“New Plans” is defined in Section 9.6(b).

“New Welfare Plans” is defined in Section 9.6(b).

“Non-Compete Agreements” is defined in Section 6.2(c).

“Notice of Claim” is defined in Section 12.5(a).

“Notice of Disagreement” is defined in Section 3.9(b).

“Notice of Earn-Out Disagreement” is defined in Section 3.10(a).

“Old Plans” is defined in Section 9.6(b).

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Party” or “Parties” is defined in the Preamble.

“Permitted Liens” means (a) Liens for current real or personal property Taxes that are not yet due and payable, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business and (c) Liens that are immaterial in character, amount and extent and which do not materially detract from the value or transferability, or materially interfere with the present or proposed use, of the properties they affect.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“PLR Request” is defined in Section 9.4(o).

“Post-Closing Business” is defined in Section 9.8(a).

“Pre-Closing Tax Period” is defined in Section 9.4(c).

“Principal Shareholders” means Judy C. Bozeman, Richard Morales, and William D. Cunningham.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) brought, conducted or heard by or before, or otherwise involving any Governmental Entity or arbitrator.

“Reorganization” is defined in Section 2.1.

“Reorganization Certificate of Merger” is defined in Section 2.1(e).

“Reorganization Constituent Companies” is defined in Section 2.1(d).

“Reorganization Effective Time” is defined in Section 2.1(e).

“Reorganization Merger” is defined in Section 2.1(d).

“Reorganization Surviving Entity” is defined in Section 2.1(f)(i).

“Required Consents” means, collectively, the Company Required Consents and Seller Party Required Consents.

“Restricted Period” is defined in Section 8.8(a).

“Satisfactory Determination” is defined in the Escrow Agreement.

“Securities Act” is defined in Section 6.7(a).

“Seller Party Indemnitees” is defined in Section 12.4(a).

“Seller Party Required Consents” is defined in Section 6.3.

“Seller Party Transaction Documents” means the Employment Agreements, Non-Compete Agreements, the Bozeman Non-Compete Agreement and including the Letter Agreements (as defined in the Employment Agreements).

“Seller Party Transaction Expenses” means the fees, expenses, charges and other payments incurred or otherwise payable by the Company or the Seller Parties in connection with the consummation of the transactions contemplated by this Agreement.

“Selling Combined Group” is defined in Section 9.4(a)(vi).

“Shareholder Approval” means the approval of the Merger, the Reorganization, this Agreement and the transactions contemplated by this Agreement by the requisite action of the shareholders of the Company as, and to the full extent, required by the TBOC and the Organizational Documents of the Company.

“Shareholder Debt” means the Indebtedness of William D. Cunningham and Richard Morales that is secured by their respective Company Shares.

“Shareholders” is defined in the Preamble.

“Shareholders’ Representative” is defined in Section 12.13(a).

“Straddle Period” is defined in Section 9.4(d).

“Subsidiary” or “Subsidiaries” means, with respect to any Party to this Agreement, any corporation or other entity, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) such Party or any other Subsidiary of such Party directly or indirectly owns or controls at least a majority of the Equity Interests or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions.

“Surviving Entity” is defined in Section 3.3(a).

“Target Net Working Capital” means $2,300,000.

“Tax” means (i) any and all federal, state, local, or foreign taxes, assessments and other governmental charge duties impositions and liabilities, including taxes measured by gross receipts, income, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, payroll, employment, excise, social security (or similar), unemployment, disability, real property, personal property, ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed property or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability; (ii) any liability for the payment of any item described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any liability for the payment of any item described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any express agreements or arrangements with any other Person or as a result of any obligation under any agreements with any other Person with respect to such items; or (iv) any successor or transferee liability for the payment of any item described in clauses (i), (ii) or (iii) of any other Person, including by reason of transfer, conversion, merger or otherwise.

“Tax Records” is defined in Section 9.4(i).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” is defined in Section 5.9(i).

“TBOC” is defined in Section 2.1(d).

“Terminated Accounts” is defined in Section 3.10(b).

“Terminated Clients” is defined in Section 3.10(b).

“Texas Trust Company Act” is defined in Section 2.1(e).

“Third Party Claim” is defined in Section 12.5(a).

“Third Party Defense” is defined in Section 12.5(b).

“Transaction Documents” means this Agreement, the Escrow Agreement, all documents or agreements pertaining to the Reorganization and any other agreement required to be executed and delivered pursuant to the terms of this Agreement, including the Seller Party Transaction Documents.

“Transaction Tax Treatment” is defined in Section 3.11.

“Unsatisfactory Determination” is defined in the Escrow Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Westwood Common Stock” is defined in Section 3.7(e)(i).

“Westwood Trust” is defined in the Preamble.

ARTICLE II

THE REORGANIZATION

2.1 The Reorganization. The Company and the Seller Parties will take the following actions and cause the following events to occur (collectively, the “Reorganization”):

(a) Within 30 Business Days after the date hereof, the Company will form a new limited liability company organized under Texas law (“HoldCo”), to be a wholly-owned Subsidiary of the Company, having Organizational Documents acceptable to Buyer.

(b) Within 30 Business Days after the date hereof, the Company will cause to be formed a new limited trust association organized under Texas law (“Merger Sub”), to be a wholly-owned Subsidiary of HoldCo, having Organizational Documents acceptable to Buyer.

(c) Prior to the Reorganization Effective Time, the Shareholders will take all necessary action, including causing the Company to, and the Company will, cause all Company Options to be exercised in full or cancelled, in either case, without Liability to Buyer, the Company or any of their Affiliates.

(d) In accordance with the provisions of this Agreement and the Texas Business Organizations Code, as amended (the “TBOC”), at the Reorganization Effective Time, the Company will be merged with and into Merger Sub (the “Reorganization Merger”). The Company and Merger Sub are sometimes referred to in this Section 2.1 as the “Reorganization Constituent Companies.”

(e) In accordance with the provisions of this Agreement, prior to the Closing, the Reorganization Constituent Companies shall execute, and Merger Sub shall cause to be filed with the Texas Department of Banking a certificate of merger (the “Reorganization Certificate of Merger”) as provided in the Texas Trust Company Act, as amended (the “Texas Trust Company Act”). The Reorganization Merger shall become effective at such time as the Reorganization Certificate of Merger is filed with Texas Department of Banking, or at such other time as specified in the Reorganization Certificate of Merger (the “Reorganization Effective Time”).

(f) By virtue of the Reorganization Merger and without any action by or on behalf of the Company or any of the Seller Parties:

(i) The Reorganization Constituent Companies will be merged into a single limited trust association organized under Texas law with Merger Sub to be the “Reorganization Surviving Entity,” which will be licensed as a limited trust association under the Texas Trust Company Act.

(ii) The separate corporate existence of the Company will cease.

(iii) The Reorganization Merger will have the effects specified in the TBOC.

(iv) (A) Each share of common stock of the Company issued and outstanding immediately prior to the Reorganization Effective Time will be converted into and become the right to receive one fully paid and nonassessable share of common stock of HoldCo (such shares, the “HoldCo Shares”), with such shares of common stock of the Company thereafter ceasing to exist; and (B) each membership interest of Merger Sub issued and outstanding immediately prior to the Reorganization Effective Time will be converted into and become one unit of membership interest in the Reorganization Surviving Entity (the “Membership Interests”).

(g) As a result of the Reorganization Merger, the Organizational Documents of the Company as existing and constituted at the Reorganization Effective Time will be replaced by Organizational Documents of Merger Sub.

(h) As a result of the Reorganization Merger, the directors and officers of the Company as constituted at the Reorganization Effective Time will be and constitute the managers and officers of the Reorganization Surviving Entity to serve in accordance with the Organizational Documents of the Reorganization Surviving Entity until their respective successors have been duly elected and qualified.

2.2 Joinder. Promptly after their respective formations under Section 2.1(a) and Section 2.1(b), and as a condition to the Closing, the Shareholders shall cause HoldCo and Merger Sub to deliver, and HoldCo and Merger Sub shall deliver, a validly executed and duly authorized joinder agreement to this Agreement agreeing to be bound by the terms of this Agreement in form and substance satisfactory to Buyer.

ARTICLE III

THE MERGER

3.1 The Merger. In accordance with the provisions of this Agreement and the TBOC, at the Effective Time, the Reorganization Surviving Entity will be merged with and into Westwood Trust (the “Merger”). The Reorganization Surviving Entity and Westwood Trust are sometimes referred to in this Section 3.1 as the “Constituent Companies.”

3.2 Effective Time. In accordance with the provisions of this Agreement, simultaneously with the Closing, the Constituent Companies shall execute, and Westwood Trust shall cause to be filed with the Texas Department of Banking a certificate of merger as provided in the Texas Trust Company Act (the “Certificate of Merger”). The Merger shall become effective at such time as the Certificate of Merger is filed with Texas Department of Banking or at such other time as specified in the Certificate of Merger (the “Effective Time”).

3.3 Effects of the Merger. By virtue of the Merger and without any action by or on behalf of any of the Parties:

(a) The Constituent Companies will be merged into a single Texas trust association with Westwood Trust to be the “Surviving Entity,” which will continue to be licensed as a trust association under the Texas Trust Company Act.

(b) The separate corporate existence of the Reorganization Surviving Entity will cease.

(c) The Merger will have the effects specified in the TBOC.

(d) (A) Each Membership Interest of the Reorganization Surviving Entity issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive the Merger Consideration in accordance with Section 3.7 and the other provisions of this Agreement, and such Membership Interests will thereafter cease to exist; and (B) each share of common stock of Westwood Trust issued and outstanding immediately prior to the Effective Time will be converted into and become one share of common stock in the Surviving Entity.

3.4 Waiver of Dissenter’s Rights; Irrevocable Proxy.

(a) The undersigned Shareholders, as holders of issued and outstanding Equity Interests of the Company, do hereby approve the Reorganization, the Merger and the other transactions contemplated by this Agreement in accordance with the provisions of this Agreement, and forever and irrevocably waive and agree not to assert any rights of appraisal or other rights that any such Shareholder may have under Sections 10.351 through 10.368 of the TBOC.

(b) In addition, each of the Shareholders hereby revokes any previous proxies and irrevocably appoints each of Brian O. Casey, Tiffany Kice and Julie Gerron as such Shareholder’s proxy to attend all shareholders’ meetings of the Company and to vote, execute contracts, give or withhold consent and otherwise represent such Shareholders’ Equity Interests in the Company in the same manner and with the same effect as if such Shareholder were personally present at such meeting; giving or withholding consent; or voting personally on (i) the approval of the Merger and the Reorganization on the terms set forth in this Agreement and (ii) any matters submitted to Company shareholders for approval or consent to effect the Shareholder Approval. The proxy holders will have the full power of substitution and revocation. During the term of this proxy, the rights to vote all such Equity Interests of the Company shall be exclusively held by the proxy holders and shall not be voted by the Shareholders with respect to any matter affecting the Shareholder Approval. This proxy shall be irrevocable and shall remain in effect until December 31, 2015. The Shareholders agree to annex a legend to the certificates representing all such Equity Interests of the Company stating the existence of this outstanding proxy to assure that all rights hereunder shall survive any sale or transfer of any such Equity Interests.

3.5 Organizational Documents. As a result of the Merger, the Organizational Documents of Westwood Trust as existing and constituted at the Effective Time will be replaced by Organizational Documents of the Surviving Entity.

3.6 Directors and Officers. As a result of the Merger, the directors and officers of Westwood Trust as constituted at the Effective Time will be and constitute the directors and officers of the Surviving Entity to serve in accordance with the Organizational Documents of the Surviving Entity until their respective successors have been duly elected and qualified.

3.7 Merger Consideration. The consideration for the Merger (the “Merger Consideration”) shall consist of: (a) the Closing Date Merger Consideration payable in accordance with Section 3.7(a), (b) the Closing Date Merger Consideration Adjustment payable in accordance with Section 3.7(b), (c) the Earn-Out Amount payable in accordance with Section 3.7(c), and (d) the Escrow Funds payable in accordance with Section 3.7(d) (whether payable by Buyer or the Escrow Agent). The Merger Consideration shall be paid as follows:

(a) Closing Date Merger Consideration. At the Effective Time, HoldCo will automatically, and without further action by HoldCo, be entitled to receive consideration equal to, and Buyer shall pay to HoldCo, an amount equal to: (i) $32,000,000, (ii) plus the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital or minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital, (iii) minus the Estimated Closing Indebtedness, if any, and (iv) minus any outstanding Seller Party Transaction Expenses (which the Shareholders shall cause HoldCo to pay, and which HoldCo shall pay, directly at the Closing) (the “Closing Date Merger Consideration”).

(b) Closing Date Merger Consideration Adjustment. Within five Business Days after the determination of Final Net Working Capital and Final Indebtedness pursuant to Section 3.9(c), HoldCo will automatically, and without further action by HoldCo, be entitled to receive consideration equal to, and Buyer shall pay to HoldCo, if positive, the Closing Date Merger Consideration Adjustment.

(c) Earn-Out Amount. On the later of (i) 75 days after the last day of the Earn-Out Period and (ii) two Business Days after the determination of the Earn-Out Amount pursuant to Section 3.10(d), HoldCo will automatically, and without further action by HoldCo, be entitled to receive consideration equal to, and Buyer shall pay to HoldCo, or to Persons specified by HoldCo in proportion to their ownership of HoldCo at the time of Closing, the Earn-Out Amount, if any, subject to any deposit of the Funded Amount pursuant to Section 3.7(d) and any recoupment and offset pursuant to Section 12.10.

(d) Escrow Funds. If, on the date that falls 75 days after the last day of the Earn-Out Period, Buyer has not received notice of a Satisfactory Determination, then Buyer shall deposit with the Escrow Agent the Funded Amount by wire transfer of immediately available funds (such funds, plus any investment proceeds thereon, the “Escrow Funds”) to be held pursuant to the terms of an escrow agreement substantially in the form of Exhibit A (the “Escrow Agreement”) to be entered into at the Closing by Buyer, HoldCo, the Shareholders’ Representative and a nationally recognized financial institution that is mutually agreeable to the Parties and that has not been previously retained by any of the Parties (the “Escrow Agent”). The Parties shall act in good faith to select the Escrow Agent, negotiate the terms of the Escrow Agreement to accommodate the reasonable requests of the Escrow Agent and execute and deliver the Escrow Agreement.

(e) Payments of Merger Consideration.

(i) Buyer shall pay 79.16% of each of the Closing Date Merger Consideration and the Closing Date Merger Consideration Adjustment and 54.84% of the Earn-Out Amount by wire transfer of immediately available funds to such account(s) as designed in writing by HoldCo to Buyer at least two Business Days prior to the applicable payment date. Buyer shall pay 20.84% of each of the Closing Date Merger Consideration and the Closing Date Merger Consideration Adjustment and 45.16% of the Earn-Out Amount by issuing restricted shares of Buyer’s common stock, par value $0.01 per share (“Westwood Common Stock”), to HoldCo. The number of shares of Westwood Common Stock to be issued in accordance with this Section 3.7(e)(i) shall be determined by dividing the dollar amount of the portion of such payment consisting of Westwood Common Stock by, with respect to the Closing Date Merger Consideration and Closing Date Merger Consideration Adjustment, the average closing price of Westwood Common Stock over the 15 Business Days prior to the date of this Agreement, or, with respect to the Earn-Out Amount, the average closing price of Westwood Common Stock during the last 30 days of the Earn-Out Period. Any fractional share of Westwood Common Stock shall be rounded up to the next whole share. The shares of Westwood Common Stock issued to HoldCo pursuant to this Section 3.7(e)(i) will be restricted as to transfer, and such restrictions shall lapse as set forth on Schedule 3.7(e)(i).

(ii) If Buyer is required to deposit with the Escrow Agent the Funded Amount pursuant to Section 3.7(d), Buyer shall remit the Funded Amount to the Escrow Agent to such account as designated in writing by the Escrow Agent to Buyer, HoldCo and the Shareholders’ Representative. Any amount of the Escrow Funds that is distributed to HoldCo shall be additional Merger Consideration which shall be distributed to HoldCo in accordance with the Escrow Agreement.

(iii) The Seller Parties shall, prior to the Effective Time, enter into an agreement acceptable to Buyer setting forth the relative distribution by HoldCo to the Shareholders of the funds and shares of Westwood Common Stock that Buyer may pay to HoldCo from time to time pursuant to this Section 3.7.

3.8 Deliveries of Estimates. Not less than three Business Days prior to the Closing, the Shareholders shall cause the Company to, and the Company shall, deliver to Buyer a statement (the “Closing Statement”) setting forth a good faith estimate of (i) Net Working Capital as of the Closing (such estimate, the “Estimated Closing Net Working Capital”), (ii) the Indebtedness of the Company as of the Closing (such estimate, the “Estimated Closing Indebtedness”), (iii) the Seller Party Transaction Expenses as of the Closing, and (iv) the Closing Date Merger Consideration.

3.9 Post-Closing Net Working Capital and Indebtedness Adjustments.

(a) Within 45 Business Days after the Closing Date, Buyer shall deliver to the Shareholders’ Representative a consolidated balance sheet of the Company, including all notes thereto, dated as of the Closing Date (the “Closing Balance Sheet”), prepared in accordance with GAAP applied on a basis consistent with the preparation of the Balance Sheet subject to any adjustments described in Schedule 3.9(a), together with, in such detail as shall be reasonably acceptable to the Shareholders’ Representative, such relevant information on which such calculations are based, including Buyer’s determinations of (i) Net Working Capital, and (ii) Indebtedness of the Company, in each case as of the Closing.

(b) If the Shareholders’ Representative disagrees with Buyer’s determinations of Net Working Capital or Indebtedness of the Company (as reflected on the Closing Balance Sheet), the Shareholders’ Representative may, within 30 Business Days after receipt of the Closing Balance Sheet, deliver a written notice (a “Notice of Disagreement”) to Buyer setting forth in reasonable detail the nature and amount of any disputed item. If Buyer does not receive a Notice of Disagreement within 30 Business Days after receipt by the Shareholders’ Representative of the Closing Balance Sheet, the Closing Balance Sheet and the calculations of Net Working Capital and Indebtedness of the Company reflected therein shall be conclusive and binding (absent manifest error or willful misrepresentation). In addition, any item not identified in the Notice of Disagreement as a disputed item as contemplated by this Section 3.9 shall be conclusive and binding (absent manifest error or willful misrepresentation). If Buyer receives a Notice of Disagreement from the Shareholders’ Representative within 30 Business Days after receipt by the Shareholders’ Representative of the Closing Balance Sheet, Buyer and the Shareholders’ Representative shall use reasonable efforts to resolve any differences that they may have with respect to the matters specified therein. If Buyer and the Shareholders’ Representative have not resolved all such matters as of the 20th Business Day after delivery by the Shareholders’ Representative of the Notice of Disagreement, Buyer and the Shareholders’ Representative shall jointly retain a nationally recognized accounting firm that is mutually agreeable to the Parties and that has not been previously retained by any of the Parties (the “Independent Accounting Firm”) to resolve such remaining disagreement. The Independent Accounting Firm shall make a written determination as to each disputed item, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the Parties in accordance with the provisions of this Section 3.9 within the range of the difference between Buyer’s position with respect thereto and the Shareholders’ Representative position with respect thereto. The Shareholders’ Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 20 Business Days following the submission thereof. The costs of any dispute resolution pursuant to this Section 3.9, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Shareholders’ Representative and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the agents, accountants and other advisors of each Party incurred in connection with their preparation or review of the Closing Balance Sheet and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party. The Net Working Capital and Indebtedness of the Company as finally determined in accordance with this Section 3.9 are referred to as the “Final Net Working Capital” and the “Final Indebtedness” herein.

(c) The Adjusted Closing Date Merger Consideration shall be adjusted, upwards or downwards, as follows:

(i) increased by the amount that the Final Net Working Capital exceeds the Estimated Closing Net Working Capital, or decreased by the amount that the Final Net Working Capital is less than the Estimated Closing Net Working Capital;

(ii) increased by the amount that the Final Indebtedness is less than the Estimated Closing Indebtedness, or decreased by the amount that the Final Indebtedness exceeds the Estimated Closing Indebtedness; and

(iii) decreased by the amount of any Seller Party Transaction Expenses not paid on or prior to the Closing Date and not already deducted from Closing Date Merger Consideration pursuant to Section 3.7(a).

(d) The Adjusted Closing Date Merger Consideration (as adjusted pursuant to Section 3.9(c)) minus the Closing Date Merger Consideration is referred to as the “Closing Date Merger Consideration Adjustment” herein. If the Closing Date Merger Consideration Adjustment is positive, Buyer shall pay such amount in accordance with Section 3.7(b). If the Closing Date Merger Consideration Adjustment is negative, Buyer shall be entitled to deduct such amount from payment of the Earn-Out Amount. If the Earn-Out Amount, taking into account any deposit of the Funded Amount pursuant to Section 3.7(d) and any recoupment and offset pursuant to Section 12.10, is insufficient to compensate Buyer for such negative Closing Date Merger Consideration Adjustment, the Seller Parties shall be jointly and severally liable for the amount of the deficiency.

3.10 Earn-Out.

(a) No later than 45 days after the last day of Earn-Out Period, Buyer shall deliver to the Shareholders’ Representative a statement (the “Earn-Out Statement”) setting forth, for the Earn-Out Period, the aggregate revenues attributable to the operation of the Post-Closing Business during the Earn-Out Period, net of brokerage, marketer’s, finder’s or similar third-party fees or commissions and costs or expenses historically deducted to compute net revenue as set forth on the Company’s Financial Statements (the “Earn-Out Revenue”). The Earn-Out Statement shall have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis as in the Audited Financial Statements (“GAAP”). If the Shareholders’ Representative disagrees with the Earn-Out Revenue as set forth on the Earn-Out Statement, the Shareholders’ Representative may, within 15 Business Days after receipt of the Earn-Out Statement, deliver a written notice (a “Notice of Earn-Out Disagreement”) to Buyer setting forth in reasonable detail the nature and amount of any disputed item. If Buyer does not receive a Notice of Earn-Out Disagreement within 15 Business Days after receipt by the Shareholders’ Representative of the Earn-Out Statement, the Earn-Out Revenue of the Company reflected therein shall be conclusive and binding (absent manifest error or willful misrepresentation). In addition, any item not identified in the Notice of Earn-Out Disagreement as a disputed item as contemplated by this Section 3.10(a) shall be conclusive and binding (absent manifest error or willful misrepresentation). If Buyer receives a Notice of Earn-Out Disagreement from the Shareholders’ Representative within 15 Business Days after receipt by the Shareholders’ Representative of the Earn-Out Statement, Buyer and the Shareholders’ Representative shall use reasonable efforts to resolve any differences that they may have with respect to the matters specified therein. If Buyer and the Shareholders’ Representative have not resolved all such matters as of the 10th Business Day after delivery by the Shareholders’ Representative of the Notice of Earn-Out Disagreement, Buyer and the Shareholders’ Representative shall jointly retain the Independent Accounting Firm to resolve such remaining disagreement in accordance with Section 3.10(c).

(b) Exhibit B lists each client of the Company and sets forth, as of October 31, 2014 and by client account, the true and correct assets under management attributable to each such client, the annualized revenue attributable to each such client based on their respective assets under management, and the aggregate amount of such annualized revenue attributable to all such clients (such aggregate amount, the “Annualized Revenue”). No later than 45 days after the last day of the Earn-Out Period, Buyer will deliver to the Shareholders’ Representative Buyer’s determination as to (i) each client listed on Exhibit B which, on or prior to the last day of the Earn-Out Period, withdrew, or indicated that they intend to withdraw, assets under management (on a net of contributions basis) that were attributable to greater than 50% of the Annualized Revenue derived from such client (the “Terminated Clients”), and (ii) each account listed on Exhibit B from which, on or prior to the last day of the Earn-Out Period, clients withdrew, or indicated that they intend to withdraw, assets under management (on a net of contributions basis) that were attributable to greater than 50% of the Annualized Revenue derived from such account (the “Terminated Accounts”), as well as supporting documentation reasonably requested by the Shareholders’ Representative. Notwithstanding the foregoing, any client or account listed on Exhibit B that would otherwise be a Terminated Client or Terminated Account shall not be deemed a Terminated Client or Terminated Account, respectively, for purposes of determining the Annualized Revenue Shortfall if an affiliate, assignee, beneficiary, heir or successor of such client maintains one or more accounts with the Company or the Post-Closing Business to which at least 50% of the Annualized Revenue (in the aggregate) derived from such client or such account that would otherwise be a Terminated Client or Terminated Account, respectively, is attributable. Within 15 Business Days after the Shareholders’ Representative’s receipt of Buyer’s determination as to the Terminated Clients and the Terminated Accounts, the Shareholders’ Representative shall submit in writing to Buyer its acceptance of or objection to Buyer’s determination (and, in the case of an objection, an explanation thereof). If the Shareholders’ Representative objects to Buyer’s determination, Buyer and the Shareholders’ Representative will use commercially reasonable efforts to resolve the matter. If no resolution is reached within 30 days following Buyer’s receipt of the Shareholders’ Representative’s objection, Buyer and the Shareholders’ Representative shall jointly retain the Independent Accounting Firm to resolve such remaining disagreement in accordance with Section 3.10(c).

(c) In the event of a disagreement as to the Earn-Out Revenue under Section 3.10(a) or the Terminated Clients or Terminated Accounts under Section 3.10(b), the Independent Accounting Firm shall make a written determination as to each disputed item, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall be authorized to resolve only those items remaining in dispute between the Parties in accordance with the provisions of Section 3.10(a) or Section 3.10(b), as applicable, within the range of the difference between Buyer’s position with respect thereto and the Shareholders’ Representative position with respect thereto. The Shareholders’ Representative and Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 15 Business Days following the submission thereof. The costs of any dispute resolution pursuant to this Section 3.10(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Shareholders’ Representative and Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the agents, accountants and other advisors of each Party incurred in connection with their preparation or review of the Earn-Out Statement, any Notice of Earn-Out Disagreement or the Terminated Clients or Terminated Accounts, as applicable, shall be borne by such Party.

(d) Once all disputes, if any, have been resolved in accordance with Section 3.10(c):

the “Annualized Revenue Shortfall” referred to herein shall equal:

Annualized Revenue derived from
Terminated Clients or Terminated Accounts	X	Adjusted Closing Date Merger Consideration
Annualized Revenue

the “Earn-Out Amount” referred to herein shall equal:

Earn-Out Revenue – (Annualized Revenue Shortfall – $560,000)

provided, however, that (i) if the Annualized Revenue Shortfall is less than $560,000, the Annualized Revenue Shortfall shall be deemed to be $560,000 for purposes of the above calculation, and (ii) in no event shall the Earn-Out Amount be less than $0 or exceed $15,000,000 (taking into account the value of the Westwood Common Stock comprising a portion of the Earn-Out Amount, as further described in Section 3.7). Buyer shall pay the Earn-Out Amount in accordance with Section 3.7(c).

3.11 Merger Consideration Allocation. HoldCo and Buyer agree to treat the Merger pursuant to this Agreement as the sale of the Assets of the Company (the “Transaction Tax Treatment”). HoldCo and Buyer agree to allocate the Closing Date Merger Consideration and the assumed Liabilities (together with other relevant amounts) in accordance with the Code and the Treasury Regulations promulgated thereunder and Exhibit C (the “Allocation Principles”).

Buyer shall prepare a schedule setting forth an allocation of the Closing Date Merger Consideration and the assumed Liabilities, which shall be allocated among the Assets in accordance with the Allocation Principles (the “Allocation”), and deliver such Allocation to Shareholders’ Representative within 120 days after the Closing Date. Shareholders’ Representative shall have the right to review such Allocation and, to the extent Shareholders’ Representative disagrees with the Allocation, Shareholders’ Representative shall notify Buyer in writing of any objections within 30 days after receipt of such Allocation. HoldCo and Buyer shall use their reasonable best efforts to reach agreement on the disputed items or amounts, if any. If HoldCo and Buyer are unable to reach an agreement regarding the Allocation, then within 30 days following receipt by HoldCo of Buyer’s objections, any disagreement shall be resolved by the Independent Accounting Firm. Any Allocation determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Allocation Principles. The Allocation, as prepared by HoldCo if no timely objection by Buyer has been given, as adjusted pursuant to any agreement between the Parties or as determined by the Independent Accounting Firm (the “Final Allocation”) shall be final and binding on all Parties. Except as required pursuant to a “determination” within the meaning of Section 1313 of the Code (or any similar provision of state, local or foreign law), HoldCo, Buyer, the Company and all of their respective Affiliates shall file all Tax Returns in a manner consistent with the Transaction Tax Treatment and the Final Allocation and shall take no position inconsistent therewith (including, without limitation, in any amended Tax Returns, claims for refund or audits or examination by any Governmental Entity or any other proceedings) on any Tax Return or in connection with any Tax proceeding; provided, however, nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Entity based on the Final Allocation and no Party will be required to litigate any proposed adjustment by any Governmental Entity challenging such Final Allocation. For the avoidance of doubt, neither HoldCo nor Buyer (or any of their Affiliates) shall take a position inconsistent with the Final Allocation as a defense or offset to any position taken by a Governmental Entity. In the event that the Final Allocation or Transaction Tax Treatment is disputed by any Governmental Entity, the Party receiving the notice of the Contest shall provide the other Party with prompt written notice thereof (which in any event shall be within 30 days of receiving notice of such Contest from the Governmental Entity). Any fees and expenses of the Independent Accounting Firm shall be borne equally by the Parties. To the extent reasonably requested by either Party, subject to the foregoing, Buyer and HoldCo shall reasonably cooperate in the filing of any forms with respect to such allocation, including any required amendments to such forms. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation. Any adjustments to the Merger Consideration under Section 3.7(d), Section 3.9 and Section 3.10 shall be allocated among the Assets in a manner consistent with the Allocation Principles.

ARTICLE IV

THE CLOSING

4.1 The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place effective as of 11:59 p.m. Central Time on the date on which there has been a satisfaction or waiver of all of the conditions to the consummation of the transactions contemplated by this Agreement set forth in ARTICLE X, or on such other date as the Parties shall agree in writing, by means of exchange of signature pages by facsimile or other electronic means (to be followed by delivery of hard copies of all Closing deliveries). The date on which the Closing occurs is referred to herein as the “Closing Date.”

4.2 Deliveries. At the Closing, subject to the terms and conditions contained herein:

(a) The Shareholders shall cause HoldCo to, and HoldCo shall, deliver to Buyer the following items:

(i) Duly executed counterparts to each of the Transaction Documents to which any Seller Party or the Company is party;

(ii) The Organizational Documents of the Company and HoldCo as of the most recent practicable date certified by the Texas Department of Banking;

(iii) A Franchise Tax Account Status from the Texas Comptroller evidencing the Company’s “active” right to transact business in Texas.

(iv) A certificate of the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to the Organizational Documents of the Company and as to the resolutions of the Company’s board of directors and the Shareholders authorizing the Transaction Documents and the transactions contemplated hereby;

(v) An officer’s certificate of the Company in accordance with Section 10.2(c);

(vi) The resignations referenced in Section 8.3;

(vii) The Required Consents;

(viii) All documents and instruments related to or used to consummate the Reorganization;

(ix) Evidence satisfactory to Buyer that all Company Options have been exercised in full or cancelled without Liability to Buyer, the Company or any of their Affiliates prior to the Reorganization Effective Time;

(x) The joinder agreement referenced in Section 2.2; and

(xi) Evidence satisfactory to Buyer that the Company has obtained “tail” directors and officers and errors and omissions liability insurance policies as set forth in Section 8.6.

(b) Buyer shall deliver the following items:

(i) Duly executed counterparts to the Transaction Documents to which it is a party;

(ii) The certificate of incorporation of Buyer certified as of the most recent practicable date by the Secretary of State of Delaware;

(iii) A certificate of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of Buyer in such jurisdiction;

(iv) A certificate of the Secretary of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to the certificate of incorporation and the bylaws of Buyer and as to the resolutions of the board of directors of Buyer authorizing the Transaction Documents and the transactions contemplated hereby;

(v) An officer’s certificate of Buyer in accordance with Section 10.3(c);

(vi) The Closing Date Merger Consideration in accordance with Section 3.7(a);

(vii) Duly executed counterparts to each of the Employment Agreements;

(viii) Duly executed counterparts to each of the Non-Compete Agreements; and

(ix) A duly executed counterpart to the Bozeman Non-Compete Agreement.

(c) The Shareholders’ Representative shall deliver the following items:

(i) Duly executed counterparts to each of the Transaction Documents to which the Shareholders’ Representative is party; and

(ii) A certificate of the Shareholders’ Representative, given by him or her, in his or her capacity as the Shareholders’ Representative and not in his or her individual capacity, certifying as to the matters set forth in Section 10.2(d).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER PARTIES

The Company and Seller Parties, jointly and severally, hereby represent and warrant to Buyer that each statement contained in this ARTICLE V is true and correct as of the date hereof and as of the Closing Date, taking into account Schedules 5.2(a) through 5.25 accompanying this Agreement, which schedules are a part of the applicable representations and warranties set forth in this ARTICLE V (together with the schedules applicable to the representations and warranties set forth in ARTICLE VI and the schedules applicable to the covenants set forth in ARTICLE VIII, the “Disclosure Schedule”).

5.1 Organization and Good Standing. Prior to the Reorganization, the Company is a trust association duly formed, validly existing and in good standing under the Laws of Texas and has all requisite trust association power to own, lease and operate its properties and to carry on the Business as now being conducted. After the Reorganization, the Reorganization Surviving Entity will be a limited trust association duly formed, validly existing and in good standing under the Laws of Texas and will have all requisite limited trust association power to own, lease and operate its properties and to carry on the Business as now being conducted. The Company does not own or lease property or conduct any business so as to require qualification to do business as a foreign entity in any jurisdiction. The Organizational Documents of the Company have been delivered to Buyer, and such documents are effective as of the date hereof under applicable Laws and are current, correct, and complete. After the Reorganization, the

Organizational Documents of the Reorganization Surviving Entity will be delivered to Buyer, and such documents will be effective as of the date of such delivery under applicable Laws and will be current, correct and complete.

5.2 Ownership of the Company Shares and Membership Interests.

(a) Prior to the Reorganization, (i) the authorized Equity Interests of the Company consist of 500,000 shares of common stock, $1.00 par value, and (ii) the issued and outstanding Equity Interests consist of 389,850 shares of common stock, $1.00 par value (the “Company Shares”), and options to acquire 11,200 shares of common stock, $1.00 par value (the “Company Options”), each as set forth on Schedule 5.2(a). The Company Shares and Company Options constitute all of the issued and outstanding Equity Interests of the Company. To the Company’s Knowledge, each Shareholder is the record and beneficial owner of the Company Shares and Company Options set forth opposite such Shareholder’s name on Schedule 5.2(a), and, except with respect to the security interest securing the Shareholder Debt (which will be fully and unconditionally terminated at the Effective Time), such Shareholder has good and marketable title to such Company Shares and Company Options, free and clear of any Liens. All of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company and were issued in compliance with the Organizational Documents of the Company and all applicable federal and state securities Laws, rules and regulations. The Company Shares have been issued free and clear of any statutory preemptive rights, and no such rights exist with respect to the issuance of Equity Interests of the Company. Except for the Company Options, which are set forth on Schedule 5.2(a), there are no outstanding subscriptions, options, warrants, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from the Company any Equity Interests, including any securities convertible into or exchangeable or exercisable for Equity Interests of the Company. To the Company’s Knowledge, except as set forth on Schedule 5.2(a), there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Company.

(b) After the Reorganization, the Membership Interests will constitute all of the issued and outstanding Equity Interests of the Reorganization Surviving Entity, HoldCo will be the record and beneficial owner of all of the Membership Interests, and the Shareholders will be the record and beneficial owners of all of the HoldCo Shares. After the Reorganization, all of the issued and outstanding Membership Interests will have been duly authorized and validly issued, will be fully paid and nonassessable, will not have been issued in violation of the terms of any Contract binding upon the Company and will have been issued in compliance with the Organizational Documents of the Reorganization Surviving Entity, and all applicable federal and state securities Laws, rules and regulations. The Membership Interests will have been issued free and clear of any preemptive rights.

5.3 Subsidiaries of the Company. Except as contemplated by the Reorganization, the Company has no Subsidiaries, and the Company owns no Equity Interests in any Person.

5.4 Authority and Enforceability. Before the Reorganization, the Company has the requisite trust association power and authority, and after the Reorganization, the Reorganization Surviving Entity will have the requisite limited trust association power and authority, to (a) own the Assets, (b) carry on the Business as it currently exists, (c) execute and deliver the Transaction Documents to which it is or will become a party, and (d) perform the transactions contemplated by this Agreement. Except for the Shareholder Approval, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust association action on the part of the Company. This Agreement has been, and at the Closing each Transaction Document to which the Company is a party will be, duly executed and delivered by the Company. This Agreement constitutes, and at the Closing each Transaction Document to which the Company is a party will constitute, assuming due authorization, execution and delivery by the other Parties thereto, the valid and binding obligation of the Company, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.5 No Conflicts; Consents. Except for consents as set forth on Schedule 5.5 (the “Company Required Consents”):

(a) the execution, delivery and performance by the Company and each Seller Party of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Organizational Documents of the Company;

(ii) conflict with or violate any Law applicable to the Company or, to the Company’s Knowledge, such Seller Party or by which any property or Asset of the Company is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract to which the Company or, to the Company’s Knowledge, such Seller Party is a party, including any Material Contract; and

(b) except for the Shareholder Approval and required approvals from the Texas Department of Banking in connection with the Reorganization Merger and Merger, neither the Company nor, to the Company’s Knowledge, any Seller Party is required to file, seek or obtain any notice, Authorization or Order of or with any Governmental Entity in connection with the execution, delivery and performance by the Company or, to the Company’s Knowledge, such Seller Party of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

5.6 Financial Statements. Except as set forth on Schedule 5.6, the audited balance sheet of the Company and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years ended December 31, 2014 (if an audit for such year is completed prior to the Closing), 2013, 2012 and 2011 (collectively, the “Audited Financial Statements”) and unaudited balance sheet of the Company and the related statement of income for the nine-month period ended September 30, 2014 (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been or, if not yet prepared, will be prepared, except as set forth on Schedule 5.6, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements), subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments or reclassifications (consistent with past practice and the effect of which will not be materially adverse), the absence of notes (that, if presented, would not differ materially by subject matter from those presented in the Audited Financial Statements) and the absence of separate statements of cash flow and retained earnings and shareholders’ equity, and on that basis fairly present in all material respects the financial position and results of operations of the Company as of the respective dates thereof and for the respective periods indicated. The Financial Statements do not or, if not yet prepared, will not contain any items of a special or nonrecurring nature, except as expressly stated therein. The balance sheet of the Company as of September 30, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

5.7 Title to Assets. The Company has good and marketable title to, valid leasehold interests in or valid licenses to use, all of the Assets, free and clear of any Liens, except for Permitted Liens, and such use does not encroach on the property or rights of any Person. All tangible personal property is suitable for the purposes for which it is used, is in good operating condition, ordinary wear and tear excepted and is free from any known defects. The Assets constitute all of the assets, properties, rights and services required for, or material to, the continued operation of the Business by Buyer as operated by the Company during the past 12 months. There are no Assets used in the operation of the Business (other than certain decorative items and pieces of furniture owned by Shareholders) that are owned by any Person other than the Company that will not be licensed or leased to the Company under valid, current license arrangements or Leases at the Closing.

5.8 Liabilities. The Company has no Liabilities other than (a) Liabilities set forth in Schedule 5.8, (b) Liabilities reflected or reserved against on the Balance Sheet or disclosed in the footnotes thereto, (ii) trade payables incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date (other than those that arise from a breach of Contract or violation of Law), (iii) other Liabilities incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date (other than those that arise from a breach of Contract or violation of Law) and which are not, individually or in the aggregate, material, (iv) Liabilities under Contracts entered into by the Company in the ordinary course of business (other than those that arise from a breach of Contract), (v) Liabilities consisting of Estimated Closing Indebtedness and Seller Party Transaction Expenses, (vi) Liabilities for retroactive workers’ compensation insurance premium adjustments, or (vii) Liabilities as and to the extent expressly described in the Disclosure Schedule or arising under the express terms of this Agreement.

5.9 Taxes. Except as disclosed on Schedule 5.9:

(a) All federal, state and local income and franchise Tax Returns and all other material Tax Returns required by applicable Law to be filed by or on behalf of the Company or HoldCo have been timely filed. All such Tax Returns were true, complete and correct in all material respects and filed on a timely basis. All Taxes due and owing by the Company or HoldCo (whether or not shown on any such Tax Returns) have been paid.

(b) No jurisdiction (whether within or without the United States) in which the Company or HoldCo has not filed a specific Tax Return has asserted that the Company or HoldCo is required to file a Tax Return or pay Taxes in such jurisdiction.

(c) There are no Tax Liens upon the Company Shares, the Membership Interests or the Assets of the Company except Liens for Taxes not yet due and payable.

(d) HoldCo and the Company have complied with all applicable Laws relating to the payment and withholding of Taxes (including but not limited to withholding and reporting requirements under Code Section 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the time and in the manner prescribed by Law, paid over to the proper Governmental Entity all amounts required to be paid with respect to Taxes.

(e) No request has been made by HoldCo or the Company or on its behalf for any extension of time within which to file any Tax Return of the Company or HoldCo which extension is currently effective. No waivers or comparable consents or extensions regarding the application of the statute of limitations for any Taxes or Tax Returns of HoldCo or the Company or Tax Returns have been issued or granted that have not expired. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Company and HoldCo through December 31, 2011.

(f) No deficiency for any Taxes has been proposed or threatened in writing or assessed against the Company or HoldCo that has not been resolved and paid in full; and no audits or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns of the Company or HoldCo; all prior adjustments of federal Tax liability have been reported to appropriate state and local Governmental Entities and all resulting Taxes payable to state and local Governmental Entities have been paid.

(g) There is no power of attorney currently in force with respect to any Tax matter involving the Company or HoldCo.

(h) HoldCo has made available to Buyer complete and accurate copies of all federal income Tax Returns filed by HoldCo and filed by or on behalf of the Company, in each case, for all taxable years ending on or after December 31, 2010.

(i) No agreement as to indemnification for, contribution to, or payment of Taxes related to the Company exists between the Company and any other Person, including pursuant to any tax sharing agreement, lease agreement, purchase or sale agreement, partnership agreement or any other agreement (“Tax Sharing Agreement”).

(j) The Company is not and has not been a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355.

(k) Neither HoldCo nor the Company is a party to any agreement, contract, or arrangement that, by reason of the transactions contemplated herein, or otherwise, could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Code Section 280G.

(l) Neither HoldCo nor the Company is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by HoldCo or the Company or on behalf of the Company (or “closing agreement” described in Section 7121(d) of the Code or corresponding provision of state or local Law), and the IRS has not proposed an adjustment or change in accounting method by HoldCo or the Company. No income of the Company or HoldCo that economically accrued prior to the Closing will be recognized as taxable income after the Closing by the Company as a result of the Company’s or HoldCo’s having been a party to an installment sale, an open transaction, an election under Code Section 108(i), the Company having received prepaid amounts on or prior to the Closing Date or otherwise.

(m) Neither HoldCo nor the Company has engaged in any reportable transaction, including any transaction that is the same or substantially similar to a transaction that the IRS has determined is a Tax avoidance transaction or that the IRS has identified as a listed transaction as such terms are defined in Treasury Regulation Section 1.6011-4(b).

(n) The Company is not a party to any joint venture, partnership, contract or other arrangement that has been treated as a partnership for federal, state or local Tax purposes.

(o) The Company is, and since 1999 has been, for all taxable periods ending on or with the Reorganization Effective Time an S Corporation within the meaning of Code Section 1361. The Company also has a valid corresponding election for each state in which the Company has engaged in business and was required to file Tax Returns with respect to its income, and which state requires that a state election be made in order for a corporation to be treated as an S Corporation for state tax purposes. HoldCo is, and has been, for all taxable periods an S Corporation within the meaning of Code Section 1361. HoldCo also has a valid corresponding election for each state in which HoldCo has engaged in business and was required to file Tax returns with respect to its income, and which state requires that a state election be made in order for a corporation to elect as an S Corporation for state tax purposes. HoldCo shall not be liable for any Tax under Section 1374 of the Code or any analogous provisions of state or local taxes in connection with any of the transactions undertaken under this Agreement.

(p) From the time the Merger Sub comes into existence as a limited trust association as a result of the Merger, the Surviving Entity will be a limited trust association wholly owned by HoldCo and with respect to which no election has been made under Treasury Regulation 301.7701-3 or comparable state or local law to classify the Surviving Entity as an association taxable as a corporation.

(q) The Reorganization shall have been completed for Tax purposes prior to the Closing.

(r) Except for the Surviving Entity being responsible for the Tax liability of the Company by virtue of being the Surviving Entity in the Merger, the Company has no liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), or as a transferee or successor, or by contract or otherwise.

(s) The unpaid Taxes of the Company and HoldCo (A) did not, as of the Balance Sheet exceed the reserve for Tax liability (rather than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than the notes thereto) and (B) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the HoldCo and the Company in filing their Tax Returns. Since the date of the Balance Sheet, neither the Company nor HoldCo has incurred any liability for Taxes arising other than in the ordinary course of business consistent with past practice and custom.

5.10 Legal Proceedings and Compliance with Law.

(a) Except as set forth on Schedule 5.10(a), there is (i) no Proceeding by or against the Company pending, or to the Company’s Knowledge, threatened, (ii) there is no dispute or disagreement pending or, to the Company’s Knowledge, threatened between the Company and any customer, licensor or supplier, (iii) to the Company’s Knowledge, no event has occurred, and no claim has been asserted, that is likely to result in an Proceeding against the Company, its Businesses or Assets, and (iv) to the Company’s Knowledge, there is no reasonable basis for any such Proceeding.

(b) Since January 1, 2010, the Company has been and is in compliance in all material respects with all Laws applicable to it, and the Company has not received, at any time, any written notice or other communication from any Governmental Entity, including, without limitation, the Texas Department of Banking, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial, corrective or response action of any nature.

(c) The Company is in possession of all Authorizations and Orders of any Governmental Entity, including, without limitation, the Texas Department of Banking, necessary for the Company to own, lease and operate its properties and to carry on the Business as presently conducted. All Authorizations and Orders held by the Company are listed on Schedule 5.10, and accurate and complete copies of such Authorizations and Orders have been provided to Buyer. No present or former member, shareholder, director, officer or employee of the Company or any Subsidiary, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any Authorizations and Orders which the Company owns, possesses or uses. The Company has been and is in compliance in all material respects with all Authorizations and Orders. All Authorizations and Orders listed on Schedule 5.10, except as set forth therein, have been duly obtained and are in full force and effect and no Proceedings are pending or, to the Company’s Knowledge, threatened that may result in the revocation, cancellation, suspension, limitation or adverse modification of any of the same.

(d) Neither the Company nor any director, manager, officer, agent or employee of the Company, or any Affiliate of any of the foregoing, has: (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) used any funds of the Company, or any other funds to make any payment for the benefit of the Company, in violation of applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) used any funds of the Company, or used any other funds to make a payment for the benefit of the Company, in violation of applicable Law.

5.11 Real Property.

(a) Owned Real Property. The Company owns no real property or any interest in real property, other than pursuant to the Leases.

(b) Leased Real Property. Schedule 5.11 contains a list of all real property leases and subleases under which the Company is either lessor or lessee (the “Leased Real Property”). The Company has delivered to Buyer a correct and complete copy of every lease and sublease with respect to the Leased Real Property (the “Leases”). All Leases are in full force and effect and binding on the parties thereto, and neither the Company, nor to the Company’s Knowledge, any other party to any such Lease is in breach of any of the material provisions thereof (and no event exists that with notice or lapse of time or both would constitute such a breach). All Leased Real Property leased under the Leases or otherwise used by the Company is in good operating condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Company.

5.12 Intellectual Property.

(a) Schedule 5.12 sets forth a true and complete list of all material Company Owned Intellectual Property subject to an application, registration or patent with a Governmental Entity.

(b) The Company owns, or is licensed or otherwise possesses valid rights to use, the Company Intellectual Property, except where any failure to own, license or otherwise possess valid rights to use such Company Intellectual Property would not reasonably be expected to materially impact the Business.

(c) With respect to the Business, the Company has not been named in any Proceeding which involves a claim of infringement of the Intellectual Property of any third party.

(d) The Business as presently conducted does not infringe, violate, or misappropriate any Intellectual Property of any third party.

(e) To the Company’s Knowledge, no third party has infringed or infringes on any Company Owned Intellectual Property or Company Licensed Intellectual Property.

(f) With respect to the Business, the Company has materially performed the obligations required to be performed by it under the terms of any agreement pursuant to which the Company has rights in any Company Licensed Intellectual Property, and neither the Company nor, to the Company’s Knowledge, any third party is in breach or default in any material respect and, to the Company’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a breach or default in any material respect or permit termination, modification or acceleration under any such agreement.

(g) Other than rights and licenses granted in the ordinary course of business, the Company has not granted to any third party any license or right to the commercial use of any of the Company Owned Intellectual Property.

5.13 Absence of Certain Changes. Except as disclosed on Schedule 5.13, the Business has been conducted in the ordinary course since the Balance Sheet Date, and there has not been with respect to the Company any of the items specified below since the Balance Sheet Date:

(a) any Company Material Adverse Effect;

(b) any distribution or payment declared or made in respect of the Company Shares by way of distribution, purchase or redemption of Company Shares or otherwise;

(c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, nor any other change in any employment or consulting arrangement;

(d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(e) any mortgage, pledge or other Lien on any Asset;

(f) any waiver or release of any claim or right or cancellation of any debt held other than those made in the ordinary course of business;

(g) any payments to any Affiliate of the Company, other than wages and reimbursements in the ordinary course of business; or

(h) any change in accounting or Tax accounting methods or practices, or any election, agreement or arrangement entered into with respect to Taxes.

5.14 Contracts.

(a) Schedule 5.14 sets forth a list of each Contract described in this Section 5.14(a) to which the Company is party or by which it is bound, (such Contracts as described in this Section 5.14(a) being “Material Contracts”):

(i) all Contracts that provide for receipt by the Company of more than $50,000 (or equivalent non-cash value) per year, including any such Contracts with customers or clients, and all Contracts that provide for payment by the Company of more than $50,000 (or equivalent non-cash value) per year, including any such Contracts with suppliers;

(ii) all Contracts pursuant to which the Company is entitled or obligated to either acquire any assets from, or sell any assets to, a third Person;

(iii) all Contracts relating to Indebtedness;

(iv) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(v) all material joint venture, partnership or similar agreements or arrangements;

(vi) all Contracts relating to the employment of any officer or employee, including contracts and agreements regarding compensation, bonus payments and severance arrangements;

(vii) all Contracts, options, rights of first refusal or offers for the purchase, sale, lease or encumbrance (other than Permitted Liens) of real property;

(viii) all Contracts granting any exclusive rights to make, use, sell, or otherwise exploit the Company’s products or otherwise exploit the Company’s Intellectual Property rights;

(ix) all Contracts under which the Company has received a license to any third-party Intellectual Property rights that are (A) embedded in the products of the Company, (B) embedded in any other software licensed or used by the Company excluding all “off-the-shelf software,” or (C) otherwise material to the Business;

(x) any agency, distributorship or management agreement;

(xi) all Contracts with Governmental Entities;

(xii) all Contracts which can be terminated in the event of any change in the underlying ownership or control of the Company or would be materially affected by such change;

(xiii) all Contracts for the benefit of any Company Related Party;

(xiv) all Contracts not made in the ordinary course; and

(xv) any other Contract that is material to the Company.

(b) Each Material Contract is valid and binding on the Company and, to the Company’s Knowledge, the counterparties thereto, and is in full force and effect. The Company is not in breach of, or default under, any Material Contract to which it is a party (and no event exists that with notice or lapse of time or both would constitute such a breach or default). Neither the Company nor, to the Company’s Knowledge, any other party thereto has threatened to breach any of the material provisions thereof or notified the Company of a default thereunder.

(c) Company has delivered to Buyer complete and correct copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Material Contracts.

5.15 Employee Benefits.

(a) Schedule 5.15(a) sets forth (i) a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change of control, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company or an ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company, and (ii) a list of all employment, termination, severance or other Contracts, agreements or arrangements, pursuant to which the Company or an Affiliate of the Company currently has any obligation with respect to any current or former employee, officer or director of the Company (collectively, the “Employee Plans”). The Company has made available to Buyer a true and complete copy of each Employee Plan and all current summary plan descriptions and the most recent determination letter from the IRS with respect to any Employee Plan.

(b) For each Employee Plan, the Company has made available to Buyer complete and correct copies of the following (as applicable): (i) all documents embodying or governing the Employee Plan (or, if the Employee Plan is unwritten, a written description of the material terms of the Employee Plan); (ii) the most recent IRS determination or opinion letter issued with respect to the Employee Plan; (iii) the IRS Forms 5500 (including all applicable schedules) for the Employee Plan’s three most recently completed plan years; (iv) any actuarial valuation reports prepared with respect to the Employee Plan for the three most recently completed plan years; (v) the summary plan description and any summaries of material modification for the Employee Plan; and (vi) all related trusts, insurance contracts and other Agreements which implement the Employee Plan.

(c) Except as set forth in Schedule 5.15(c), (i) each Employee Plan has been maintained, operated and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of legal requirements (including ERISA and the Code), (ii) the Company has performed all obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan and (iii) no Proceeding (other than claims for benefits in the ordinary course) is pending or, to the Company’s Knowledge, threatened with respect to any Employee Plan by any current or former employee, officer or director of the Company.

(d) Except as set forth in Schedule 5.15(d), each Employee Plan that is intended to be qualified, each such Employee Plan has received a favorable IRS determination or opinion letter, under Section 401(a) of the Code has at all times since its adoption been so qualified, and each trust which forms a part of any such Employee Plan has at all times since its adoption been tax-exempt under Section 501(a) of the Code.

(e) None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA).

(f) Neither the Company nor any ERISA Affiliate has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(g) No Employee Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment.

(h) With respect to each Employee Plan that is funded mostly or partially through an insurance policy, neither the Company nor any of its ERISA Affiliates has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or prior to the Closing.

(i) Except as set forth in Schedule 5.15(i), neither the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder (whether alone or in connection with any other subsequent event(s)) will (i) result in severance pay or any increase in severance pay upon any termination of employment, (ii) result in the acceleration of the time of payment or vesting of, or any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or result in any other obligation with respect to any current or former employee of the Company, or (iii) limit or restrict the right of the Company to merge, amend or terminate any Employee Plan.

(j) Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been maintained, operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified since October 2, 2004. Any amounts paid or payable pursuant to each Employee Plan subject to Section 409A of the Code is not includible in the gross income of a service provider (within the meaning of Section 409A) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code. The Company has not entered into any agreement or arrangement to, and does not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code, and does not have any Liability for nonreporting or underreporting of income subject to Section 409A of the Code.

5.16 Labor and Employment Matters.

(a) Set forth in Schedule 5.16(a) is a complete list of all current employees of the Company, including date of employment, current title and compensation.

(b) Except as set forth in Schedule 5.16(b), (i) the Company is not a party to any Collective Bargaining Agreement or other Contract or agreement with any labor organization or other representative of any of the employees of the Company. There is no unfair labor practice, charge or complaint pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other Governmental Entity. The Company is in compliance in all material respects with all Laws applicable to the employees of the Company with respect to employment or termination of employment and/or in relation to transfer of employment of the employees of the Company as contemplated by this Agreement, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction, consultation and/or information, terms and conditions of employment, classification of workers, pay equity, data protection, automatic transfer legislation, occupational safety and health, wages and hours, child labor, immigration, employee leave issues, unemployment insurance, workers’ compensation, disability rights or benefits, plant closures and layoffs and the WARN Act.

(c) No consultant, independent contractor, contractor’s employee, agent or other third party, or personnel assigned to the Company by a third party, or any former employee has a reasonable basis to claim to be currently employed by the Company, and there is no basis for any court or governmental authority to declare any such person’s service relationship with the Company to be employment in nature.

(d) Since December 31, 2010, the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to employees of the Company, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses. The Company has properly maintained records for the employees of the Company and personnel records in material compliance with applicable Law.

(e) Since December 31, 2010, no employee, consultant or contractor of the Company has been, is or will be, by performing services for Buyer of the same nature as services such employee, consultant or contractor has rendered to the Company, in violation of any term of any employment, invention disclosure or assignment, confidentiality or non-competition agreement or other restrictive covenant or any Order or Authorization as a result of such employee’s, consultant’s or contractor’s employment by Buyer or any services rendered by such employee, consultant or contractor to Company.

5.17 Insurance. Schedule 5.17 sets forth a list of all policies of general liability, errors and omissions, directors and officers, fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company, specifying with respect to each policy the insurer, the amount of the coverage, the premium, the type of insurance, indicating whether claims made form or occurrence form, the deductibles or self-insured retentions, effective date and the expiration date, the policy number and any pending claims thereunder. All of such policies are in full force and effect and provide coverage as may be required by applicable Law or by Contracts binding upon the Company. There is no default (or an event that, with notice or lapse of time or both, would become a default) with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. The Company has not received written notice of a disallowance of any pending claim under any such policy or binder. There are no unpaid, past- due premiums with respect to any of the insurance policies. Since January 1, 2009, there have been no gaps in the periods covered by the insurance policies in force. All of such insurance policies are in full force and effect and the Company is not in default (or an event that, with notice or lapse of time or both, would become a default) in any material respect with respect to its obligations under any of such insurance policies. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Schedule 5.17 sets forth a list of all pending claims with respect to all such policies, except worker’s compensation claims, claims for benefits under health insurance policies and claims which individually are estimated to be less than $2,500. Except as set forth in Schedule 5.17, the Company has no self-insurance or co-insurance programs.

5.18 Accounts Receivable. The Accounts Receivable of the Company are bona fide Accounts Receivable created in the ordinary course of business. There is no contest, claim, defense or right of set-off with respect to any account debtor relating to the amount or validity of any Account Receivable.

5.19 Clients and Suppliers.

(a) Schedule 5.19(a) specifies the 20 largest clients in terms of dollar value of services charged by the Business during the 12 months ended October 31, 2014. Except as specified on Schedule 5.19(a), the Company has not received any notice, whether written or oral, from any of such clients terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company, and the Company has no reason to believe any such termination or cancellation will occur in the future. Except as set forth on Schedule 5.19(a), there has been no material reduction in the dollar value of services charged to such clients, and there has been no material dispute with any such client, in each case since October 31, 2011. Schedule 5.19(a) also specifies the names of the respective suppliers that were, in the aggregate, the 10 largest suppliers in terms of dollar value of products or services, or both, used by the Company during the 12 months ended October 31, 2014. The Company has not received any notice, whether written or oral, from any of such suppliers terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company, and the Company has no reason to believe any such termination or cancellation will occur in the future. Except as set forth on Schedule 5.19(a), there has been no material dispute with any such supplier since October 31, 2011.

(b) Schedule 5.19(b) sets forth an itemized list of each client of the Company as of September 30, 2014 and each such client’s contribution to the revenue of the Company for the nine months ended September 30, 2014.

5.20 Additional Information. Schedule 5.20 contains accurate lists and summary descriptions of the following:

(a) the names of all present officers and directors of the Company;

(b) the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

(c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

(d) the names of all Persons holding powers of attorney from the Company and either a copy or a summary statement of the terms thereof; and

(e) all names under which the Company has conducted any Business or which it has otherwise used since it was organized.

5.21 Corporate Records. The minute book of the Company is current and contains correct and complete copies of the Company’s bylaws, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its shareholders and directors and all committees thereof, and the transfer records of the Company reflect the issuance of all of the Equity Interests to the Shareholders as set forth on Schedule 5.2. After the Reorganization, the minute book of the Company will contain all proper documentation pertaining to the Reorganization, including a correct and complete copy of the Company’s Organizational Documents and current transfer records reflecting the issuance of all of the Membership Interests to HoldCo.

5.22 Brokers. Except as set forth on Schedule 5.22, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or, to the Company’s Knowledge, any Seller Party.

5.23 Related Party Transactions. Schedule 5.23 sets forth a description of all services provided to the Company by any Company Related Party, as well as transactions between the Company on one hand, and any Company Related Party on the other hand since September 30, 2009; provided, however, that employee benefits disclosed on Schedule 5.15(a) are not required to be disclosed on Schedule 5.23. For the purposes of this Agreement, “Company Related Party” shall mean the Company, and any of its Affiliates, and any of their respective shareholders (including the Shareholders, and after the Reorganization, HoldCo), members, managers, officers, directors or employees, or any immediate family member thereof.

5.24 Seller Party Claims. After giving effect to the Reorganization neither HoldCo nor Merger Sub shall have the right to acquire, and, to the Company’s Knowledge, each Shareholder has no right to acquire, any Assets or any interest therein, nor any direct or indirect claim of any nature against the Company, except for claims (a) for accrued and unpaid salaries, commissions or business expense reimbursements arising in the ordinary course of business or (b) arising pursuant to this Agreement.

5.25 Obligations of the Company. Except as set forth on Schedule 5.25, after giving effect to Reorganization neither HoldCo nor Merger Sub will be, and, to the Company’s Knowledge, each Shareholder is not, a party to any guarantee, surety or other similar obligation relating to the obligations of the Company or the Business.

5.26 No Other Representations and Warranties. Except for the representations and warranties contained in the Transaction Documents, none of the Company, Seller Parties nor any of their respective Affiliates or agents has made any representation or warranty whatsoever (whether express or implied) as to any aspect of the Company or its assets, liabilities, business or results of operations, or as to any aspect of the transactions contemplated by this Agreement or as to any projections, forecasts or other forward-looking information of any kind relating to the Company or the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Each Seller Party, severally but not jointly, hereby represents and warrants on behalf of such Seller Party to Buyer that each statement contained in this ARTICLE VI is true and correct as of the date hereof and as of the Closing Date, taking into account Schedules 6.1 through 6.7.

6.1 Ownership of the Company Shares. Each Shareholder is the record and beneficial owner of the Company Shares and Company Options set forth opposite such Shareholder’s name on Schedule 6.1. Except with respect to the security interest securing the Shareholder Debt (which will be fully and unconditionally terminated at the Effective Time), such Shareholder has good and marketable title to such Company Shares and Company Options, free and clear of any Liens. The Company Shares have been issued free and clear of any preemptive rights, and no such rights exist with respect to the issuance of Equity Interests of the Company. Except as set forth on Schedule 6.1, there are no agreements or understandings in effect with respect to the voting or transfer of any of the Equity Interests of the Company.

6.2 Authority and Enforceability.

(a) Each Seller Party has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing each Transaction Document to which such Seller Party is a party will be, duly executed and delivered by such Seller Party. This Agreement constitutes, and at the Closing each Transaction Document to which such Seller Party is a party will constitute, assuming due authorization, execution and delivery by the other Parties thereto, the valid and binding obligation of such Seller Party, as applicable, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Contemporaneously herewith, the Seller Parties have delivered employment agreements by and between Westwood Trust and each of William D. Cunningham, Richard Morales, Maureen F. Phillips, C. Allen Lewis, Jr., Michael G. Ringger, Donald W. Roberts and Thomas B. Williams, duly executed by Mr. Cunningham, Mr. Morales, Ms. Phillips, Mr. Lewis, Jr., Mr. Ringger, Mr. Roberts and Mr. Williams, respectively (the “Employment Agreements”).

(c) Contemporaneously herewith, the Seller Parties have delivered confidentiality, non-competition and non-solicitation agreements by and between Westwood Trust and each of William D. Cunningham, Richard Morales, Maureen F. Phillips, C. Allen Lewis, Jr., Michael G. Ringger, Donald W. Roberts and Thomas B. Williams, duly executed by Mr. Cunningham, Mr. Morales, Ms. Phillips, Mr. Lewis, Jr., Mr. Ringger, Mr. Roberts and Mr. Williams, respectively (the “Non-Compete Agreements”).

(d) Contemporaneously herewith, the Seller Parties have delivered a confidentiality, non-competition and non-solicitation agreement by and between Buyer and Judy C. Bozeman, duly executed by Ms. Bozeman (the “Bozeman Non-Compete Agreement”);

6.3 No Conflicts; Consents. Except as set forth on Schedule 6.3 (the “Seller Party Required Consents”):

(a) the execution, delivery and performance by such Seller Party of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate any Law applicable to such Seller Party; or

(ii) except with respect to the security interest securing the Shareholder Debt (which will be fully and unconditionally terminated at the Effective Time), conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract to which such Seller Party is a party; and

(b) except for required approvals from the Texas Department of Banking in connection with the Reorganization Merger and Merger, such Seller Party is not required to file, seek or obtain any notice, Authorization or Order of or with any Governmental Entity in connection with the execution, delivery and performance by such Seller Party of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

6.4 Brokers. Except as set forth on Schedule 6.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Seller Party.

6.5 Seller Party Claims. Such Shareholder has no right to acquire any Assets or any interest therein, nor any direct or indirect claim of any nature against the Company, except for claims (a) for accrued and unpaid salaries, commissions or business expense reimbursements arising in the ordinary course of business or (b) arising pursuant to this Agreement.

6.6 Seller Party Guarantees. Such Shareholder is not, and after giving effect to the Reorganization neither HoldCo nor Merger Sub will be, a party to any guaranty, surety or other similar obligation relating to the obligations of the Company or the Business.

6.7 Accredited Investor Status.

(a) Acquisition for Own Account. The shares of Westwood Common to be acquired by HoldCo pursuant to this Agreement are being acquired without the intention of distributing such shares of Westwood Common Stock in violation of the securities laws of the

United States of America, any state of the United States or any foreign jurisdiction. Such Shareholder who will acquire the shares of Westwood Common Stock from HoldCo (each, an “Accredited Shareholder”) will acquire such shares of Westwood Common Stock for his or her own account and with no intention of distributing or reselling such shares of Westwood Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. If HoldCo or an Accredited Shareholder should in the future decide to dispose of any of the shares of Westwood Common Stock, HoldCo or such Accredited Shareholder understands and agrees that he, she or it may do so only in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state and foreign securities Laws, as then applicable and in effect.

(b) Restricted Securities. HoldCo or such Accredited Shareholder understands that (i) his, her or its shares of Westwood Common Stock will not be registered at the time of their issuance under the Securities Act for the reason that the issuance provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act, (ii) the reliance of Buyer on such exemption is predicated in part on HoldCo’s or such Accredited Shareholder’s representations set forth herein, and (iii) such shares of Westwood Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration. HoldCo or such Accredited Shareholder acknowledges that Buyer has no obligation to register or qualify its shares of Westwood Common Stock. HoldCo and each Accredited Shareholder bear the economic and financial risk of an investment in its shares of Westwood Common Stock for an indefinite period of time.

(c) Investigation. HoldCo or such Accredited Shareholder has been furnished with or has had access to such documents, materials and information (including the opportunity to ask questions of, and receive answers from, Buyer concerning the terms and conditions of the transactions contemplated by this Agreement and HoldCo’s or such Accredited Shareholder’s investment in the shares of Westwood Common Stock) that HoldCo or such Accredited Shareholder deems necessary or appropriate for evaluating an investment in Buyer, and each Accredited Shareholder has read carefully such documents, materials and information and understands and has evaluated the types of risks involved with an acquisition of Westwood Common Stock. Except for the representations and warranties contained in this Agreement, HoldCo or such Accredited Investor has not relied upon any representations or warranties from Buyer or its stockholders, directors, officers or affiliates, or from any other Person acting on behalf of the Buyer in connection with such Party’s investigation in the shares of Westwood Common Stock.

(d) Accredited Investor. HoldCo or such Accredited Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement, has the ability to bear the economic risks of the investment and is an “accredited investor” as defined in Rule 501 of Regulation D, promulgated under the Securities Act.

6.8 No Other Representations and Warranties. Except for the representations and warranties contained in the Transaction Documents, none of the Seller Parties nor any of their respective Affiliates or agents has made any representation or warranty whatsoever (whether express or implied) as to any aspect of the Company or its assets, liabilities, business or results of operations, or as to any aspect of the transactions contemplated by this Agreement or as to any projections, forecasts or other forward-looking information of any kind relating to the Company or the transactions contemplated by this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Company and the Shareholders that each statement contained in this ARTICLE VII is true and correct as of the date hereof and as of the Closing, taking into account Schedule 7.5 accompanying this Agreement, which schedule is a part of the applicable representations and warranties set forth in this ARTICLE VII (the “Buyer Disclosure Schedule”).

7.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification.

7.2 Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and at the Closing each Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer. This Agreement constitutes, and at the Closing each Transaction Document to which such Buyer is a party will constitute, assuming due authorization, execution and delivery by the Company and the Shareholders, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

7.3 No Conflicts; Consents.

(a) The execution, delivery and performance by Buyer of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the Organizational Documents of Buyer;

(ii) conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected; or

(iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which Buyer is a party; and

(b) except for required approvals from the Texas Department of Banking in connection with the Reorganization Merger and Merger, Buyer is not required to file, seek or obtain any notice, Authorization or Order of or with any Governmental Entity in connection with the execution, delivery and performance by Buyer of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

7.4 Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened, against Buyer which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated hereby or (b) would reasonably be expected to have a Buyer Material Adverse Effect.

7.5 Brokers. Except as set forth on Schedule 7.5, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

7.6 Westwood Common Stock. Buyer has full legal right and authority to issue the shares of Westwood Common Stock to HoldCo as contemplated by this Agreement. When issued to HoldCo pursuant to this Agreement, the shares of Westwood Common Stock will be (a) duly authorized and validly issued, (b) fully paid and non-assessable, (c) free and clear of liens or encumbrances or restrictions (other than the restrictions on sale imposed by Schedule 3.7(e)(i)) and (d) issued in compliance with the Organizational Documents of Buyer and all applicable federal and state securities Laws, rules and regulations and stock exchange rules and regulations. Upon issuance of the shares of Westwood Common Stock at Closing, HoldCo will be reflected as the sole legal and beneficial owner of such shares in the stock transfer records maintained by Buyer or its transfer agent.

7.7 No Reliance. Except for the representations and warranties contained in the Transaction Documents, Buyer has not relied upon any representations or warranties from the Seller Parties, the Company or their stockholders, directors, officers or affiliates, or from any other Person acting on behalf of the Seller Parties or the Company, in connection with Buyer’s investigation in the Company.

ARTICLE VIII

COVENANTS OF THE COMPANY AND THE SELLER PARTIES

8.1 Conduct of Business. Except as set forth on Schedule 8.1 and except as consented to by Buyer in advance in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Seller Parties shall cause the Company to, and the Company shall:

(a) not operate the Company except in the ordinary course of business consistent with past practice;

(b) not materially change the Business of the Company;

(c) not sell any property or Asset having a value individually exceeding $10,000 or an aggregate value exceeding $30,000;

(d) not enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof;

(e) not make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $10,000 or capital expenditures which in the aggregate exceed $30,000;

(f) not mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or Assets of the Company except pursuant to existing Contracts;

(g) not incur Indebtedness, except under existing facilities;

(h) not issue new Equity Interests or redeem outstanding Equity Interests, including any securities convertible into or exchangeable or exercisable for Equity Interests of the Company;

(i) not amend the Organizational Documents of the Company;

(j) except for (i) distributions of excess working capital, (ii) distributions under the New Business Incentive Plan, and (iii) quarterly distributions of 90% of the Company’s taxable income to its Shareholders consistent with past practice, not issue, amend the terms of, or declare or pay any dividend or make any other payment or distribution with respect to, the Equity Interests of the Company,

(k) not (i) increase the wages, salaries, compensation, severance, pension or other benefits payable to any non-executive employee, except in the ordinary course of business consistent with past practice, (ii) increase the wages, salaries, compensation, severance, pension or other benefits payable to any executive employee, except with the prior approval of Buyer, which approval may be withheld in Buyer’s sole discretion, (iii) except for 2014 year-end profit sharing bonuses consistent with past practice, and for the pro rata portion, as of the Effective Time, of 2015 year-end profit sharing bonuses consistent with past practice, pay any bonus or other amount to any employee, (iv) modify in any material respect, or enter into any new, employment, deferred compensation, severance, retirement or other agreement or arrangement providing for additional or different benefits with any employee than those payable on the date hereof, in each case other than as required pursuant to existing Contracts or Employee Plans;

(l) not adopt, or amend in any material respect, any Employee Plan, except as required by applicable Law;

(m) not grant or enter into any waiver or release of any material claim or right or debt held;

(n) not enter into any Contract that requires a counterparty’s consent to the transactions contemplated by this Agreement (unless such consent to the transactions contemplated by this Agreement is granted by the counterparty in writing at the time such Contract is entered into);

(o) except (i) as otherwise required by Law, (ii) with the consent of Buyer or (iii) to reverse reserves on the Company’s books of account as set forth on Schedule 8.1(o), undertake any change in its Tax or accounting methods or systems of internal accounting controls or revoke or change or adopt any tax election or surrender any right to claim a refund, of Taxes of the Company or HoldCo related to the Company’s Assets and operations, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take any other similar action relating to the filing of any Tax Return or the payment of Tax, if such election, adoption, change, consent or other action would have the effect of increasing the Tax liability of the Company or its income for any period beginning after the Closing Date or that portion of a Straddle Period after the Closing Date; or

(p) not agree, whether in writing or otherwise, to do any of the foregoing.

8.2 Access to Information. The Seller Parties shall cause the Company to, and the Company shall, afford to Buyer and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours prior to the Closing, to the personnel, properties, books, Contracts and records of the Company; provided that such access does not unreasonably disrupt the normal operations of the Company.

8.3 Resignations. On the Closing Date, the Seller Parties shall cause the Company to, and the Company shall, cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all directors of the Company in their capacity as such directors (and, if requested by Buyer in writing at least 10 Business Days prior to Closing, of officers of their position as an officer) of the Company; provided that no such resignation by any individual shall be a resignation from employment with the Company if such individual is so employed.

8.4 Intercompany Liabilities; Indebtedness; Release of Liens. On or prior to the Closing Date, except as set forth on Schedule 8.4, the Shareholders shall cause HoldCo to, and HoldCo shall, settle all intercompany accounts between the Company and any Affiliates. On or prior to the Closing Date, the Shareholders shall cause HoldCo to, and HoldCo shall, extinguish all guarantees by the Company of any Indebtedness of the Company or its Affiliates.

8.5 Notification.

(a) The Shareholders shall cause HoldCo to, and HoldCo shall, notify Buyer in writing of the existence or happening of any fact, event or occurrence which should be included in the Disclosure Schedule in order to make the representations and warranties set forth in ARTICLE V and ARTICLE VI true and correct in all material respects as of the Closing Date (each such additional written disclosure, a “Disclosure Schedule Supplement”), it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder.

(b) Any Disclosure Schedule Supplement shall not be taken into account for purposes of determining whether a breach of any representation or warranty has occurred, and shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided in ARTICLE XII hereof.

8.6 Tail Insurance Policies. Prior to the Closing, the Company shall obtain, effective as of the Closing Date, a “tail” policy or policies for directors and officers liability insurance and errors and omissions liability insurance, with a claims period of not less than six years from the Closing with respect to alleged breaches of fiduciary duty, errors and omissions occurring prior to the Closing Date. Westwood Trust and the Shareholders shall each pay, on behalf of the Company, half of the premiums for such tail insurance policy or policies.

8.7 Confidentiality.

(a) HoldCo and each Shareholder agrees to regard and preserve and hold confidential at all times all Company Confidential Information and to refrain from disclosing to any other Person all or any part of the Company Confidential Information and from using the Company Confidential Information for any purpose other than for the sole and exclusive benefit of the Company or Buyer, as determined by the Company or Buyer in their sole and absolute discretion, option and election.

(b) HoldCo and each Shareholder understands and agrees that all Company Confidential Information is subject to this Agreement whether provided directly to HoldCo or such Shareholder or not, whether provided to HoldCo or each such Shareholder prior to the date of this Agreement or not, and whether inadvertently disclosed to HoldCo or such Shareholder or not. HoldCo and each Shareholder further understands and agrees that all Confidential Information, and every portion thereof, constitutes the valuable intellectual property of the Company, its affiliated or associated Persons, its customers, or third parties, and HoldCo and each such Shareholder further acknowledges the importance of maintaining the security and confidentiality of the Company Confidential Information.

(c) Notwithstanding the foregoing, the provisions of this Section 8.7 shall not apply to Judy C. Bozeman (it being understood and agreed that her confidentiality obligations shall be set forth exclusively in the Bozeman Non-Compete Agreement).

8.8 Non-Competition.

(a) HoldCo and each of William D. Cunningham, Richard Morales and Maureen F. Phillips (each such Shareholder, a “Covenant Shareholder”) hereby agrees that, for the period of time beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”), he, she or it will not, directly or indirectly, for his, her or its own account, or in any capacity on behalf of any third Person, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist (specifically in furtherance of such activities) others primarily engaged, in the United States in providing trust, financial planning, investment management or investment advisory services or products that are competitive with those provided by the Company (a “Competing Business”). Any investment that HoldCo or a Covenant Shareholder may make in a Competing Business will not be considered a violation of this covenant if (i) the stock of the Competing Business is publicly traded on a national securities exchange, (ii) HoldCo’s or such Covenant Shareholder’s equity interest in the Competing Business does not exceed five percent of the aggregate outstanding equity interests of the Competing Business, and (iii) HoldCo or such Covenant Shareholder does not participate in the management or operational affairs of the Competing Business.

(b) HoldCo and each Covenant Shareholder understands that the provisions of this Section 8.8 may limit his or her ability to earn a livelihood in a business similar to the business of the Company or Business, but nevertheless agrees and hereby acknowledges that the consideration referenced in this Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of each Covenant Shareholder’s education, skills and abilities, HoldCo and each Covenant Shareholder agrees that he or she will not assert in any forum of any nature or description that, and it should not be considered that, such provisions prevent him or her from earning a living or otherwise are void or unenforceable or should be voided or held unenforceable.

8.9 Non-Solicitation. HoldCo and each Covenant Shareholder agrees that during their respective Restricted Period, he or she will not directly or indirectly, acting alone or as a partner of a partnership, as a holder or owner of any debt or equity security, as a director, officer, employee, agent, advisor, consultant, representative, lender or in any other capacity whatsoever, (a) solicit, contact or enter into any Contract with any employee, agent, independent contractor, client or customer of the Company or Buyer, or any prospective client or customer of the Company or Buyer, or (b) request that any present or future employee, agent, independent contractor, client or customer of the Company or Buyer, or any prospective client or customer of the Company or Buyer, curtail, modify or cancel its business or refrain from doing business with, as applicable, the Company or Buyer, in whole or in part.

8.10 Reformation of Covenants. HoldCo and each Shareholder acknowledges that the covenants contained in Section 8.8 and Section 8.9 are reasonable in geographical and temporal scope and in all other respects, and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and Buyer. If any court, arbitration panel or other authority determines that any of such covenants, or any part thereof, are unenforceable, then such authority shall (a) reform such covenant only to the extent necessary to cause the limitations contained in such covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or other business interest of, as applicable, Buyer and the Company, and (b) enforce the remainder of such covenants as reformed.

8.11 Approval of Shareholders of the Company. The Company will, as soon as practicable, take all steps under applicable laws and its Organizational Documents necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, the Reorganization, this Agreement and the transactions contemplated by this Agreement as soon as practicable after the date of this Agreement for the purpose of (a) considering and voting upon the adoption and approval of the Merger, the Reorganization, this Agreement and the transactions contemplated hereby and (b) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company’s Board of Directors has approved and recommended to the holders of the Company Shares the approval and adoption of the Merger, the Reorganization, this Agreement and the transactions contemplated hereby. The Company’s Board of Directors shall not withdraw, amend or modify an a manner adverse to Buyer its recommendation and will use its best efforts to obtain the Shareholder Approval.

ARTICLE IX

COVENANTS OF THE PARTIES

9.1 Consents and Filings; Further Assurances.

(a) Each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Entities, including, without limitation, the Texas Department of Banking, and other Persons all Authorizations and Orders as are necessary for the consummation of the transactions contemplated by this Agreement and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.

(b) Each of the Parties shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Entity, to the extent permitted by Law. No Party to this Agreement shall agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance, to the extent permitted by Law, and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate at such meeting. To the extent permitted by Law, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. To the extent permitted by Law, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

(c) Promptly after the date hereof, the Company will make all filings and take all steps reasonably necessary to obtain all Required Consents to be obtained by the Company to consummate the transactions contemplated by this Agreement.

9.2 Fulfillment of Closing Conditions. At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and use commercially reasonable efforts to cause each other to fulfill, as soon as practicable the conditions specified in ARTICLE X to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in ARTICLE X, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iv) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Required Consents, (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

9.3 Public Announcements. Each of the Parties shall not, nor shall any of their respective Affiliates, without the approval of the other Parties, issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of such issuance; provided that each of the Company and Buyer may make internal announcements to their respective employees that are consistent with the prior public disclosures regarding the transactions contemplated hereby.

9.4 Tax Matters

(a) The Shareholders shall cause HoldCo to, and HoldCo shall, prepare (or cause to be prepared) all Tax Returns of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date:

(i) All such Tax Returns shall be prepared at the Company’s expense, in a manner consistent with past practice (unless otherwise required by Law);

(ii) The Shareholders shall cause HoldCo to, and HoldCo shall, provide a draft to Buyer of each such Tax Return no later than 20 days prior to the date on which such Tax Return is required to be filed. Buyer shall provide written comments to any Tax Return described in the preceding sentence no later than 10 days prior to the date on which such Tax Return is required to be filed and the Seller Parties will consider Buyer’s comments in good faith;

(iii) If the Parties are unable to agree to any matter reflected on a Tax Return with respect to a Tax period ending on or before the Closing Date the matter shall be submitted to the Independent Accounting Firm, which shall determine the appropriate manner for reporting the item(s) in question (with any and all related costs and expenses of the Independent Accounting Firm being borne equally by the Seller Parties and Buyer);

(iv) If the disagreement between Buyer and the Seller Parties regarding a Tax Return prepared by Seller Parties or the Company under this Section 9.4(a) is not resolved by the due date of the Tax Return, such Tax Return shall be filed as prepared by Seller Parties as modified for any adjustments mutually agreed to by Buyer and Seller Parties. Any such Tax Returns shall be amended as necessary to reflect the appropriate reporting determined by the Independent Accounting Firm;

(v) The Seller Parties shall cause the Company to pay any Taxes due in respect of such Tax Returns; and

(vi) Without limiting the generality of Section 9.4(a)(i) through ((v) and for purposes of clarification, HoldCo and the Shareholder’s Representative (i) has caused or will cause the Company to be included in the combined Texas franchise Tax reports of the applicable combined group of taxable entities which includes HoldCo (a “Selling Combined Group”) for each accounting period or portion thereof ending at the close of business on or before the Closing Date, (ii) has caused or will cause such combined Texas franchise Tax reports to be timely filed with the Texas Comptroller of Public Accounts, and (iii) shall be responsible for, and shall make timely payment or cause timely payment to be made of, all Texas franchise Taxes due with respect to such separate or combined Texas franchise Tax reports and such period or periods or portion or portions thereof. Without limiting the generality of the foregoing, the Company, shall be included in the Selling Combined Group’s 2015 combined Texas franchise Tax report, for its accounting period ending with the close of business on and including the Closing Date, which shall include any gross receipts, revenues, income or gain from all transactions on the Closing Date. Buyer shall be responsible for including the Company in the applicable combined group or groups of taxable entities which includes or include Buyer and the Company for the accounting period of the Company beginning on the day after the Closing Date.

(b) Buyer shall prepare (or cause to be prepared) all Tax Returns of the Company for a Straddle Period (as defined below):

(i) All such Tax Returns shall be prepared by Buyer in a manner consistent with past practice of the Company relating to the same Tax (unless otherwise required by Law); and

(ii) Buyer shall cause the Company to pay any Taxes due in respect of such Tax Returns; provided, however, that the Seller Parties shall, jointly and severally, promptly reimburse Buyer for any Taxes as determined under Section 9.4(d) for that portion of any Pre-Closing Tax Period included in a Straddle Period Tax Return, provided, however, that Seller Parties shall not be responsible for the amount of such Taxes taken into account in Net Working Capital.

(c) The Seller Parties shall, jointly and severally, indemnify and hold harmless Buyer Indemnitees from and against any and all Losses resulting from, arising out of or relating to (i) all Taxes (or the nonpayment thereof) of HoldCo, the Company or relating to the ownership or operations of the Assets which were required to be paid, and all Tax Returns of HoldCo and the Company which were required to be filed, for all taxable periods ending on or prior to the Closing Date and the portion through the end of the Closing Date for any taxable period that begins before but does not end on the Closing Date (the “Pre-Closing Tax Period”), (ii) all Taxes of any member of a consolidated, affiliated, combined or unitary group of which HoldCo or the Company (or a predecessor) is or was a member including pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Tax provision, (iii) all Taxes of a Person other than the Company imposed on the Company (or a predecessor) by contract as a transferee, successor or otherwise or any Tax Sharing Agreement, (iv) without duplication of amounts included in clause (i), any United States federal income (or state and local income) Taxes attributable to the Assets and operations of HoldCo under Section 1374 of the Code or similar provision of state or local law through the Closing Date, (v) without duplication of amounts included in clause (i), any Taxes resulting from a breach of the representations in Section 5.9, (iv) 50% of any Transfer Taxes as provided for in Section 9.4(k), and (vi) all penalties and interest imposed by a Governmental Entity as a result of the failure of the Company to either (A) timely withhold, deposit or pay any Taxes that were required to be withheld, deposited or paid by the Company on or prior to the Closing Date, or (B) prepare, or have prepared, in a true, correct and complete manner, and timely file, any Tax Return required to be filed by the Company during any period ending prior to or on the Closing Date; provided, however, that Seller Parties shall have no indemnity obligation to the extent of the amount of such Tax taken into account in determining the Net Working Capital.

(d) In the case of any taxable period that begins before but end after the Closing Date (a “Straddle Period”), (i) the amount of Taxes for all Taxes other than those specified in Section 9.4(d)(ii) below for the Pre-Closing Tax Period portion of the Straddle Period shall be determined by an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to have terminated at such time) and (ii) the amount of ad valorem, property or similar Taxes for the Pre-Closing Period portion of the Straddle Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(e) After the Closing, Buyer, on the one hand, and Seller Parties, on the other hand, shall promptly notify the other Party in writing of any demand, claim or notice of the commencement of an audit received by such party from any Governmental Entity or any other Person with respect to Taxes for which such other party may be liable pursuant to this Agreement; provided, however, that a failure to give such notice will not affect such other Party’s rights to indemnification for Taxes, except to the extent that such party’s ability to defend has been irreparably prejudiced by such failure. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Tax authority or any other Person in respect of any such asserted Tax liability.

(f) In respect of any Contest relating to any Taxes of the Company which were required to be paid, or any Tax Return of the Company which was required to be filed for any Taxable period ending on or prior to the Closing Date, Seller Parties will have the right, at Seller Parties’ sole cost and expense, to control such Contest; provided, however, that Seller Parties conduct the defense actively and diligently; and provided further, however, that Seller Parties shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned) if such judgment or settlement is reasonably expected to have an adverse impact on the Company or its Assets or the taxable income, loss or items related thereto for Tax periods beginning after the Closing Date. So long as Seller Parties are conducting the defense actively and diligently, and subject to Buyer’s rights in this Section 9.4(f), Buyer and the Company may retain separate co-counsel at their sole cost and expense and may participate in, but not control, such defense. If Seller Parties fail to satisfy its obligations under this Section 9.4(f), (i) Buyer may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that Buyer reasonably may deem appropriate, with the consent of Seller Parties, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) the Seller Parties shall, jointly and severally, reimburse Buyer promptly and periodically for the costs of defense (including reasonable attorney’s fees and expenses).

(g) In respect of any Contest relating to any Taxes of the Company which were required to be paid, or any Tax Return of the Company which was required to be filed for a Straddle Period, Buyer will have the right, at Buyer’s sole cost and expense, to control such Contest; provided, however, that Buyer shall conduct the defense actively and diligently; and provided further, however, that Buyer shall not consent to the entry of any judgment or enter into any settlement without the prior written consent of HoldCo (which shall not be unreasonably withheld, delayed or conditioned). So long as Buyer is conducting the defense actively and diligently, and subject to the HoldCo’s rights in this Section 9.4(g), the HoldCo may retain separate co-counsel at its sole cost and expense and may participate in, but not control, such defense. If Buyer fails to satisfy its obligations under this Section 9.4(g), the HoldCo may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that the HoldCo reasonably may deem appropriate, with the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(h) Buyer and HoldCo agree, and the Shareholders shall cause HoldCo, to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to Books and Records and the Company’s accountants) and assistance relating to the Company as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. HoldCo and Buyer shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.4(h). Any information obtained under this Section 9.4(h) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(i) The Shareholders shall cause HoldCo to, and HoldCo shall, and Buyer shall, and after the Closing Buyer shall cause the Company to, (i) use their commercially reasonable efforts to properly retain and maintain the tax and accounting records of the Company and its Assets and operations with respect thereto (the “Tax Records”) that relate to Tax periods beginning on or before the Closing Date for six (6) years and to abide by any record retention agreements entered into with a Governmental Entity and shall thereafter provide the other Party with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the other Party upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the other Party and its agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as the other Party may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by such Party during normal business hours and at the such Party’s sole expense. Any information obtained under this Section 9.4(i) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceedings.

(j) Except as otherwise provided in this Section 9.4, payment by Seller Parties to Buyer, or by Buyer to HoldCo, of any amount due under this Section 9.4 shall be made within 10 days following written notice by Buyer or HoldCo, as applicable, that payment of such amounts to the appropriate Governmental Entity or other applicable third party is due; provided, however, that HoldCo or Buyer, as applicable, shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Governmental Entity or applicable third party. The procedures described in Section 12.5 shall not apply with respect to indemnity claims relating to Taxes.

(k) The Shareholders shall cause HoldCo to, and HoldCo shall, and Buyer shall equally pay all sales, use, transfer, real property transfer, recording, stock transfer and other similar taxes and fees (“Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement. The Shareholders shall cause HoldCo to, and HoldCo shall, and Buyer shall properly complete, sign and timely file any and all required Tax Returns with respect to Transfer Taxes that are customarily or under applicable law required to be filed by HoldCo or Buyer, respectively, and if required by applicable law, Buyer and HoldCo, respectively, will join in the execution of any such Tax Returns.

(l) After the Closing, this Section 9.4 shall supersede any and all Tax Sharing Agreements to which (i) the Company, on the one hand, and (ii) HoldCo or any affiliated entity, on the other hand, are parties. Neither the Company, nor HoldCo or any such affiliated entity shall have any obligation or right with respect to each other under any such Tax Sharing Agreement after the Closing.

(m) Any indemnity payments made pursuant to ARTICLE XII shall to the extent permitted by U.S. federal income tax law be treated as an adjustment to the Merger Consideration.

(n) The respective requirements, covenants and indemnity obligations of the Parties under this Section 9.4 shall survive the Closing for a period of 60 days following the expiration of the statute of limitations applicable to Taxes and represent the Parties sole requirements, covenants and indemnity obligations regarding Taxes. The requirements, duties, covenants and indemnity obligations set forth in this Section 9.4 shall control in the event of any conflict with ARTICLE XII.

(o) At any time after the date of this Agreement, the Shareholders may cause the Company to, or the Seller Parties may, as applicable, file a request for a private letter ruling from the IRS addressing the Tax Matters (as defined in the Escrow Agreement) (the “PLR Request”). The Shareholders will cause the Company to, or the Seller Parties will, as applicable, provide a draft of the PLR Request to Buyer at least 10 Business Days before the

PLR Request is submitted to the IRS. The Parties will act in good faith to agree upon the form and content of the PLR Request before the PLR Request is submitted to the IRS. The Company will execute IRS Form 8821 authorizing Buyer’s tax counsel to participate in all conferences with the IRS regarding the PLR Request and to receive all written communications between the Company and the IRS in connection with the PLR Request, including any determinations by the IRS

9.5 Releases. Effective upon and following the Closing, HoldCo and each Shareholder hereby generally, irrevocably, unconditionally and completely releases and forever discharges the Company, Buyer and their respective Affiliates from all past, present and future Liabilities arising from or related to any matter involving the Company occurring prior to the Closing; provided that nothing in this Section 9.5 will be deemed to constitute a release by HoldCo or any Shareholder of (i) any right to enforce his, her or its rights under this Agreement or under any of the Ancillary Agreements to which HoldCo or such Shareholder is a party, (ii) any obligations for accrued but unpaid employee compensation, unreimbursed business expenses or employee benefits, in each case as set forth on Schedule 9.5 or (iii) any right to indemnification under Section 8.051 of the TBOC.

9.6 Employee Matters.

(a) For the one-year period following the Closing Date (or, if earlier, the date of the Continuing Employee’s termination of employment with Buyer and its Affiliates (including as of the Closing, the Company)) (the “Continuation Period”), Buyer shall provide, or shall cause to be provided, to each individual who is an employee at the Closing (each, a “Continuing Employee”): (i) base salary at a rate no less than the rate in effect for such Continuing Employee immediately prior to the Closing; (ii) bonus and other incentive compensation opportunities (but excluding equity-based compensation) that are no less favorable in the aggregate than those opportunities in effect for such Continuing Employee immediately prior to Closing; and (iii) employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to Closing.

(b) For purposes of employee benefit vesting, eligibility to participate and level of benefits under the employee benefit plans of Buyer or its Affiliates (as applicable) providing benefits to Continuing Employees after the Closing (the “New Plans”), each Continuing Employee in such plans shall be credited with his or her years of service with the Company and their respective predecessors before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Employee Plan in which such Continuing Employee participated or was eligible to participate immediately prior to Closing; provided, for the avoidance of any doubt, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to an Employee Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Continuing Employee (collectively, the “New Welfare Plans”) (A) Buyer shall cause all pre-existing conditions, exclusions and actively-at-work requirements of such New Welfare Plan to be waived for such Continuing Employee and his or her covered dependents (to the extent such conditions, exclusions and requirements were waived or satisfied as of immediately prior to the Closing under comparable Old Plans in which such

Continuing Employee participated immediately prior to the Closing); and (B) Buyer shall cause any eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Welfare Plan begins to be taken into account under such New Welfare Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Welfare Plan. During the Continuation Period, the participation cost to a Continuing Employee under the New Welfare Plans shall be not more than the participation cost to similarly situated employees of Buyer and its affiliates.

(c) Nothing contained in this Section 9.6 or elsewhere in this Agreement, express or implied, shall: (i) confer upon any Continuing Employee or legal representative or beneficiary thereof, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits; (ii) be treated as an amendment of any New Plan or Employee Plan; or (iii) obligate Buyer or any of its Affiliates to maintain any particular compensation or benefit plan, program, policy or arrangement, or limit Buyer’s or any of its Affiliate’s ability to amend any plan, program, policy or arrangement.

9.7 Name of Company Post-Closing. For one year after the Closing, the Post-Closing Business shall be conducted under the name “Woodway Financial – A Westwood Trust Company.” Promptly thereafter, the Post-Closing Business shall be conducted under the name “Westwood Trust.”

9.8 Operation of the Post-Closing Business. For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (the “Earn-Out Period”):

(a) Subject to the other restrictions provided for in this Section 9.8, Buyer shall have the right to operate the business conducted with the Assets acquired in the Merger, as conducted after the Closing (the “Post-Closing Business”), in the manner it deems appropriate and, except to the extent expressly stated in this Section 9.8, has no obligation to operate the Post-Closing Business to maximize the Earn-Out Amount. Except as expressly provided below, Buyer will have the absolute right, at its sole discretion and election, to make any business decisions relating to the Post-Closing Business, including capital expenditures, pricing of services, compensation of employees and pursuit of new clients, marketing, research and development, and finance. Notwithstanding the foregoing provisions of this Section 9.8(a), Buyer agrees that it will not take any action with respect to the Post-Closing Business with the specific intent that the action taken would have the effect of reducing the Earn-Out Amount, and, in such case, will only have responsibility to the extent that such action is responsible for such reduction. In addition, during the Earn-Out Period, Buyer shall, and shall cause the Post-Closing Business to, use commercially reasonable efforts to (it being understood that Buyer may at all times respond in a commercially reasonable manner to changes in market conditions or act to discharge fiduciary obligations):

(i) maintain adequate records of the Post-Closing Business in a manner to allow the Earn-Out Revenue, to be reflected on the Earn-Out Statement, to be calculated on a stand-alone basis separate from the operations of Buyer and its other Affiliates, including maintaining monthly financial statements and to provide the Shareholders’ Representative with copies of the same (promptly after such financial statements become available);

(ii) not divert any revenues that would constitute Earn-Out Revenues away from the Post-Closing Business to Buyer or any Affiliate of Buyer;

(iii) maintain insurance on the business and assets of the Post-Closing Business in the coverage amounts and pursuant policies of insurance, in each case, as determined by the board of directors of Buyer to be commercially reasonable at its sole option and election;

(iv) cause the Post-Closing Business to remain in compliance in all material respects and consistent with past practice with all Laws and Orders applicable to the operation of the Post-Closing Business;

(v) support the marketing and promotion of the Post-Closing Business on substantially the same basis and level as prior to the Closing;

(vi) cause the Post-Closing Business to maintain the pricing in effect as of Closing, and to not modify in any manner the fees applicable to any existing, new or potential clients or the procedures by which such fees are charged and collected from the procedures followed by the Company prior to the Closing;

(vii) not increase the minimum account size or asset requirements with respect to clients of the Post-Closing Business from those amounts in effect at the Company prior to the Closing;

(viii) maintain the New Business Incentive Plan substantially in the form attached hereto as Exhibit D; and

(ix) permit the Post-Closing Business to maintain its current investments for clients.

(b) Each Party acknowledges and agrees that the earn-out set forth in Section 3.10 is strictly a contractual relationship between Buyer and HoldCo and does not create any express or implied fiduciary or special relationship between Buyer and any Seller Party or the Company or create any express or implied fiduciary, special, or other duties on the part of Buyer to any Seller Party, the Company or any other Person.

(c) The Seller Parties acknowledge that the information provided by Buyer relating to the calculation of the Earn-Out Amount constitutes Company Confidential Information, and is subject to the provisions of Section 8.7.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions to Obligations of the Parties. The obligations of Buyer, the Company and the Seller Parties to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity, including, without limitation, Texas Department of Banking, required to permit the consummation of the transactions contemplated hereby shall have been obtained or made.

(b) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall be in effect. No Law shall have been enacted or shall be deemed applicable to the transactions contemplated hereby which makes the consummation of the transactions contemplated hereby illegal.

(c) The IRS shall not have issued an Unsatisfactory Determination.

10.2 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a) Each of the representations and warranties of the Company and the Seller Parties set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any Disclosure Schedule Supplement) and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (without giving effect to any Disclosure Schedule Supplement), except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) The Company and the Seller Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) Buyer shall have received a certificate signed on behalf of the Company by the President of the Company to the effect that the conditions relating to the Company set forth in Section 10.2(a) and Section 10.2(b) have been satisfied.

(d) Buyer shall have received a certificate signed on behalf of HoldCo and the Shareholders’ Representative to the effect that the conditions relating to the Company and the Seller Parties set forth in Section 10.2(a) and Section 10.2(b) have been satisfied.

(e) The Company shall have received the Required Consents.

(f) The Company’s clients shall not have withdrawn, or indicated an intention to withdraw, assets under management that were attributable to greater than 20% of Annualized Revenue.

(g) There shall not have occurred a Company Material Adverse Effect.

(h) Buyer shall have received each of those items required to be delivered to it pursuant to Section 4.2(a) and Section 4.2(c).

(i) All Company Options will have been exercised in full or cancelled without Liability to Buyer, the Company or any of their Affiliates prior to the Reorganization Effective Time.

(j) The Reorganization will have been fully effected in a manner satisfactory to Buyer.

10.3 Conditions to Obligations of the Company and the Seller Parties. The obligation of the Company and Seller Parties to consummate the transactions contemplated hereby is subject to the satisfaction (or waiver by HoldCo and the Shareholders’ Representative) of the following further conditions:

(a) Each of the representations and warranties of Buyer set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b) Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) HoldCo and the Shareholders’ Representative shall have received a certificate signed on behalf of Buyer by the President of Buyer to the effect that the conditions relating to Buyer set forth in Section 10.3(a) and Section 10.3(b) have been satisfied.

(d) HoldCo and the Shareholders’ Representative shall have received each of those items required to be delivered to them pursuant to Section 4.2(b).

(e) The Company’s clients shall not have withdrawn, or indicated an intention to withdraw, assets under management that were attributable to greater than 20% of Annualized Revenue.

(f) There shall not have occurred any event, change, occurrence or effect that, individually or in the aggregate, has had or would be reasonably likely to have a Buyer Material Adverse Effect.

ARTICLE XI

TERMINATION

11.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) by written agreement of Buyer and the Shareholder Representative;

(ii) by Buyer, on the one hand, or the Shareholders’ Representative, on the other hand, if the Closing does not occur on or before April 1, 2015; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to Buyer if its breach of a representation, warranty, covenant or agreement under this Agreement, or to the

Shareholders’ Representative if a breach by the Shareholders’ Representative, HoldCo, Shareholders or the Company, as applicable, has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii) by Buyer if (A) there has been a breach by the Company or any Seller Party of any representation, warranty, covenant or agreement contained in this Agreement or the Disclosure Schedule or if any representation or warranty of the Company or any Seller Party shall have become untrue, in either case without giving effect to any Disclosure Schedule Supplement and such that the conditions set forth in Section 10.2(a) or Section 10.2(b) would not be satisfied, and (B) such breach is not curable, or, if curable (as determined by Buyer acting reasonably), is not cured within 15 Business Days after written notice of such breach is given to the Company and HoldCo by Buyer;

(iv) by HoldCo or the Shareholders’ Representative if (A) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or Buyer Disclosure Schedule or if any representation or warranty of Buyer shall have become untrue and such that the conditions set forth in Section 10.3(a) or Section 10.3(b) would not be satisfied, and (B) such breach is not curable, or, if curable (as determined by the Shareholders’ Representative acting reasonably), is not cured within 15 Business Days after written notice of such breach is given to Buyer by the Company or HoldCo or the Shareholders’ Representative;

(v) by Buyer or the Shareholders’ Representative if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, which Order or other action is final and non-appealable; or

(vi) by Buyer, at its sole option and election, if the Shareholder Approval has not been obtained by 5:00 pm, Dallas time, on February 9, 2015.

(b) The Party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv), (v) or (vi) shall give written notice of such termination to the other Parties hereto.

11.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of Buyer, the Company, the Seller Parties or their respective officers, directors, shareholders, members or Affiliates, except as set forth in Section 11.3; provided that the provisions of Section 9.3 (Public Announcements), Section 11.3 (Remedies) and, to the extent relevant to the interpretation or enforcement of Section 9.3 or Section 11.3, as applicable, ARTICLE XIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

11.3 Remedies. Any Party terminating this Agreement pursuant to Section 11.1(a)(ii), (iii) or (iv) shall have the right to recover damages sustained by such Party as a result of any willful breach by the other Party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the Party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other Party to terminate the Agreement under Section 11.1(a)(ii), (iii) or (iv).

ARTICLE XII

INDEMNIFICATION

12.1 Survival.

(a) The representations and warranties contained in this Agreement shall survive the Closing for a period of eighteen months after the Closing Date; provided, however, that the representations and warranties set forth in Section 5.2 (Ownership of the Company Shares and Membership Interests) and Section 6.1 (Ownership of the Company Shares) shall survive indefinitely; and the representations and warranties set forth in Sections 5.1 (Organization and Good Standing), 5.3 (Subsidiaries of the Company), 5.4 (Authority and Enforceability), the first sentence of Section 5.7 (Title to Assets), 5.22 (Brokers), 6.2 (Authority and Enforceability), 6.4 (Brokers), 7.1 (Organization and Good Standing), 7.2 (Authority and Enforceability) and 7.5 (Brokers) shall survive until 60 days following the expiration of the statute of limitations applicable to third-party claims pertaining to such matters (Sections 5.1, 5.2, 5.3, 5.4, 5.7, 5.15, 5.22, 6.2, 6.4, 7.1, 7.2 and 7.5 are collectively referred to herein as “Fundamental Representations”). The covenants and agreements contained in this Agreement shall survive the Closing until 60 days following the expiration of any applicable statute of limitations.

(b) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.” In the event notice of a claim for indemnification under Section 12.2 or 12.4 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved. For the avoidance of doubt, it shall not be necessary for an Indemnitee to commence a formal or informal lawsuit, arbitration or other similar Proceeding in order for the representation or warranty, covenant or agreement that is the subject of a claim for indemnification under this ARTICLE XII to survive beyond its stated survival period, it being the agreement of the Parties that the provision of a Notice of Claim or notice of claim as contemplated in this ARTICLE XII is sufficient for such purposes.

12.2 Indemnification by the Seller Parties.

(a) Except as set forth below in Section 12.2(b), and subject to the limitations set forth in this ARTICLE XII, the Principal Shareholders shall jointly and severally indemnify and defend Buyer and its Affiliates (including, after the Closing, the Company) and their respective shareholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold them harmless from, any and all loss, damage, Liability, claim, charge, action, suit, Proceeding, assessed interest, penalty, damage, Tax or expense of any nature, however characterized, but excluding any punitive, exemplary or multiple damages payable to an Indemnified Party (but not excluding such damages if and to the extent required to be paid by an Indemnified Party to any Person who is not a Buyer Indemnitee) and speculative damages or damages based on special circumstances applicable to the Indemnified Party, known by the Indemnified Party and not disclosed to the Indemnifying Party in writing before the date of this Agreement (all of the foregoing, “Losses”), resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to, (i) any inaccuracy or breach of any representation or warranty made by the Company or the Seller Parties in this Agreement, any other Transaction Document to which the Company or any Seller Party is a party or any certificate or other document executed and delivered or to be executed and delivered to Buyer in connection with the transactions contemplated by this Agreement, or any allegation by a third party that if true would constitute such an inaccuracy or breach; (ii) any breach by the Company or any Seller Party of any covenant or agreement contained in this Agreement or any other Transaction Document, or any allegation by a third party that if true would constitute such a breach; (iii) any breaches by the Company of the terms and conditions of the Company’s Organizational Documents occurring prior to Closing; (iv) any Taxes for pre-Closing periods (except to the extent such Taxes were accrued or reserved for in Final Net Working Capital); and (v) any claim for brokerage, finder’s or other fee or commission or other amounts in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Seller Party.

(b) Notwithstanding Section 12.2(a) or anything to the contrary in this Agreement, and subject to the limitations set forth in this ARTICLE XII, the Seller Parties shall severally but not jointly indemnify and defend Buyer Indemnitees against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to, (i) any inaccuracy or breach by a Seller Party of any representation or warranty made in ARTICLE VI of this Agreement or a Seller Party Transaction Document, or any allegation by a third party that if true would constitute such an inaccuracy or breach; and (ii) any breach by a Seller Party of any covenant contained in Sections 8.3, 8.7, 8.8, 8.9 or 9.3 of this Agreement or a Seller Party Transaction Document, or any allegation by a third party that if true would constitute such a breach (it being understood that each Seller Party shall be liable for his, her or its inaccuracy or breach covered by this Section 12.2(b), but shall not be liable for another Seller Party’s inaccuracy or breach covered by this Section 12.2(b))

(c) If any Buyer Indemnitee is entitled to indemnification for any claims for Losses under this Agreement for which any of the Principal Shareholders have joint and several liability, then such Buyer Indemnitees shall use their commercially reasonable best efforts to assert and pursue simultaneously in the same Proceeding all such claims against all Principal Shareholders that have joint and several liability for such claims.

12.3 Limitations. The Seller Parties shall not be liable for any Losses pursuant to Section 12.2(a)(i) or (b)(i) (other than Losses related to Fundamental Representations) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnitees under Section 12.2(a)(i) or (b)(i) (other than Losses related to Fundamental Representations) exceeds $300,000, in which event the Seller Parties shall be liable for the amount of all such Losses in excess of $300,000. The cumulative indemnification obligations of the Seller Parties under Section 12.2(a)(i) and (b)(i) (other than Losses related to Fundamental Representations) shall in no event exceed an aggregate of $10,000,000; provided, however, that the liability of each Principal Shareholder under Section 12.2(a)(i) and (b)(i) (other than Losses related to Fundamental Representations) shall in no event exceed an aggregate of $5,000,000, and the cumulative indemnification obligations of the Seller Parties under Section 12.2(a)(i) and (b)(i) related to Fundamental Representations shall in no event exceed an aggregate of (A) the Merger Consideration minus (B) all Losses actually paid to Buyer Indemnitees under Section 12.2(a)(i) and (b)(i); provided further, however, that the liability of each Shareholder (other than a Principal Shareholder) under Section 12.2(b) shall in no event exceed an aggregate of the Merger Consideration to which such Shareholder would be entitled to receive at the Closing in respect of his or her ownership of HoldCo. The foregoing limitations shall not apply in the case of willful breach of a covenant contained in this Agreement or actual fraud, except with respect to the Seller Parties that did not actively participate in such willful breach or actual fraud.

12.4 Indemnification by Buyer.

(a) Buyer shall indemnify and defend the Seller Parties and their Affiliates (the “Seller Party Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Party Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement, any other Transaction Document or any certificate or other document furnished or to be furnished to the Company or the Shareholders in connection with the transactions contemplated by this Agreement; and (ii) any breach by Buyer of any covenant or agreement contained in this Agreement or any other Transaction Document.

(b) Buyer shall not be liable for any Losses pursuant to clause (i) of Section 12.4(a) (other than Losses related to Fundamental Representations) unless and until the aggregate amount of all Losses incurred by the Seller Party Indemnitees under clause (i) of this Section 12.4(a) (other than Losses related to Fundamental Representations) exceeds $300,000, in which event Buyer shall be liable for the amount of all such Losses in excess of $300,000. The cumulative indemnification obligation of Buyer under clause (i) of Section 12.4(a) (other than Losses related to Fundamental Representations) shall in no event exceed $10,000,000. The foregoing limitations shall not apply in the case of willful breach or fraud.

12.5 Indemnification Procedure for Third-Party Claims.

(a) In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Indemnitee shall as soon as practicable (and in any event prior to the expiration of the Applicable Survival Period in Section 12.1) notify the Indemnitor in writing of such Third Party Claim (“Notice of Claim”); provided, however, that failure to give a Notice of Claim shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been materially prejudiced by such failure. The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur Liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (ii) specify in reasonable detail, to the extent then known, each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, if applicable, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder, to the extent known or reasonably estimable. The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim in the possession of Indemnitee.

(b) The Indemnitor will have 60 days from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld or delayed), and (iii) the Indemnitor will not, without the prior written consent of the Indemnitee, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement (A) provides for equitable relief against any Indemnitee, (B) provides for monetary damages to be paid other than by the Indemnitor; (C) includes an admission of fault or liability by the Indemnitee; or (D) does not include a full release of liability of the Indemnitee. The Parties will also reasonably cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld or delayed); provided, however, that the Indemnitee will not be required to obtain any consent of the Indemnitor to the determination of such Third Party Claim (and will not prejudice its right to be indemnified with respect to such Third Party Claim by settling such Third Party Claim) if the Indemnitor is disputing, in whole or in part, that it has an obligation to indemnify the Indemnitee in respect of such Claim. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of such defense if (x) the Third Party Claim relates to or arises in connection with any criminal Proceeding, (y) the Third Party Claim seeks an injunction or equitable relief against the Indemnitee, or (z) the Third Party Claim is brought against Buyer or the Company by a Governmental Entity and such claim seeks to, or could have the effect of, limiting the scope of business or services offered by the Company.

(c) If the Indemnitor does not assume the Third Party Defense within 60 days of receipt of the Notice of Claim, the Indemnitee will be entitled to assume the Third Party Defense, at its sole cost and expense upon delivery of notice to such effect to the Indemnitor; provided that the (i) Indemnitor shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; (ii) the Indemnitor may at any time thereafter assume the Third Party Defense, provided that the terms and conditions relating to such assumption as set forth in Section 12.5(b) are satisfied, in which event the Indemnitor shall bear the reasonable fees, costs and expenses of the Indemnitee’s counsel incurred prior to the assumption by the Indemnitor of the Third Party Defense, and (iii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (not to be unreasonably withheld or delayed).

12.6 Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a notice of claim to the Indemnitor. The notice of claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses), as well as a description of the basis for such claim in reasonable detail, to the extent then known, and each individual item of Loss included in the amount or estimate so stated, the date such item was paid or properly accrued, if applicable, the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder, to the extent known or reasonably estimable. The Indemnitor will have 30 days from receipt of such notice of claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the notice of claim, the claim specified in such notice of claim will be conclusively deemed a Loss subject to indemnification hereunder.

12.7 No Indemnification by the Company. Upon and following the Closing, the Company shall not have any Liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make HoldCo or the Shareholders whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. The Seller Parties shall not have any right of contribution against the Company with respect to any such indemnification or other claim.

12.8 Further Liability Limitations.

(a) Insurance Recoveries. A claim with respect to any Loss shall be reduced by the amount of any (a) insurance proceeds in respect of such Loss that are actually received by any Indemnitee hereunder, and (b) indemnification or recovery of damages from a third party for such Loss that are actually received by any Indemnitee hereunder; however, no Party shall be obligated to seek recovery from insurance policies or third parties for such Losses. In the event that a recovery from an insurance policy or third party is actually received by any Indemnitee with respect to any Loss for which any such Indemnitee has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all expenses and costs incurred in obtaining such recovery) shall be made promptly to the Indemnitor.

(b) Mitigation of Damages. Except as otherwise provided herein, each Party shall take commercially reasonable steps to reasonably mitigate any Losses upon obtaining actual knowledge of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs, but only to the minimum extent necessary to remedy the breach that gives rise to such Losses (it being understood and agreed that any such costs shall be included in any calculation of Losses).

(c) No Duplication of Recoveries. If a Party is entitled to indemnification under more than one provision of this Agreement with respect to the same Losses resulting from the same set of circumstances and events, then such Party shall be entitled to recover such Losses only once (it being understood and agreed that this Section 12.8(c) is solely to preclude a duplicate recovery of the same Losses by a Party).

12.9 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the notice of claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim will be made.

12.10 Recoupment and Offset.

(a) With respect to any indemnification claim of Buyer, or claim for which a Notice of Claim or notice of claim has been given by Buyer, under this Agreement, except with respect to indemnification claims governed by Section 12.10(b), Buyer shall be indemnified (i) first by recouping or otherwise offsetting from the Adjusted Closing Date Merger Consideration payable or to become payable by Buyer pursuant to this Agreement, (ii) second, after the Adjusted Closing Date Merger Consideration has been exhausted, by recouping from or otherwise offsetting against the Earn-Out Amount payable or to become payable by Buyer pursuant to this Agreement (it being understood and agreed that no Seller Party shall be required to pay out-of-pocket any Losses for which any Buyer Indemnitee is entitled to indemnification under this Agreement until after the Earn-Out Amount is exhausted by offset or recoupment as provided above in accordance with this Agreement), and (iii) third by the Seller Parties in accordance with this Agreement. For the avoidance of doubt, Buyer may recoup from or otherwise offset against the Earn-Out Amount in accordance with this Section 12.10(a) without regard to whether the liability for which indemnification is sought is several and not joint in nature.

(b) With respect to any indemnification claim of Buyer or claim for which a Notice of Claim or notice of claim has been given by Buyer as the result of any inaccuracy or breach, or any allegation by that if true would constitute such an inaccuracy or breach, of Section 5.9(o), Buyer shall be indemnified (i) first from the Escrow Funds and (ii) second by the Seller Parties in accordance with this Agreement.

12.11 Exclusive Remedy. Except with respect to an action based upon an allegation of fraud or with respect to which equitable relief is sought (and solely to the extent such action is based on the allegation of fraud or seeks equitable relief) or as otherwise expressly provided in this Agreement, the provisions of this ARTICLE XII constitute the sole and exclusive monetary remedy of the Parties for any breach, inaccuracy or nonfulfillment of any representation, warranty, covenant or obligation contained in this Agreement or otherwise relating in any way to the subject matter of this Agreement. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates arising under or based upon any applicable law, except for (a) all rights and remedies pursuant to the indemnification provisions set forth in this ARTICLE XII, which shall continue in full force and effect in accordance with this Agreement, (b) all rights and remedies pursuant to the Transaction Documents other than this Agreement and (c) any claims arising from or with respect to which equitable relief is sought.

12.12 Indemnification if Negligence of Indemnitee; Effect of Investigation. The indemnification provided in this ARTICLE XII will be applicable whether or not the sole, joint, or contributory negligence of the Indemnitee is alleged or proven. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by any Party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

12.13 Shareholders’ Representative.

(a) Each of the Shareholders hereby appoints, and effective upon the Reorganization HoldCo hereby appoints, Richard Morales as its true and lawful attorney-in-fact and agent (the “Shareholders’ Representative”), with full power of substitution or resubstitution, to act solely and exclusively on behalf of HoldCo and each of the Shareholders with respect to the transactions contemplated by this Agreement and to act on behalf of HoldCo and each of the Shareholders in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents (including, without limitation, the Escrow Agreement) as the Shareholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i) to act for HoldCo and each of the Shareholders with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of HoldCo and each of the Shareholders;

(ii) to act for HoldCo and each of the Shareholders with regard to matters pertaining to litigation;

(iii) to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Shareholders’ Representative deems necessary or appropriate;

(iv) to receive funds, make payments of funds, and give receipts for funds;

(v) to receive funds for the payment of expenses of HoldCo and each of the Shareholders and apply such funds in payment for such expenses;

(vi) to do or refrain from doing any further act or deed on behalf of HoldCo and each of the Shareholders that the Shareholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as HoldCo and each of the Shareholders could do if personally present; and

(vii) to receive service of process in connection with any claims under this Agreement.

(b) The appointment of the Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Representative in all matters referred to herein. Any action taken by the Shareholders’ Representative must be in writing and must be signed by the Shareholders’ Representative. All notices required to be made or delivered by Buyer to the Company and HoldCo and each of the Shareholders described above shall be made to the Shareholders’ Representative for the benefit of HoldCo and each of the Shareholders and shall discharge in full all notice requirements of Buyer, as applicable, to HoldCo and each of the Shareholders with respect thereto. By appointment of the Shareholders’ Representative, HoldCo and each of the Shareholders thereby confirm all that the Shareholders’ Representative shall do or cause to be done by virtue of his appointment as the representative of HoldCo and each of the Shareholders hereunder. The Shareholders’ Representative shall act for HoldCo and each of the Shareholders on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative believes to be in the best interest of HoldCo and each of the Shareholders and consistent with the obligations of HoldCo and each of the Shareholders under this Agreement, but the Shareholders’ Representative shall not be responsible to HoldCo or any of the Shareholders for any damages which any of HoldCo or any of the Shareholders may suffer by the performance of such duties under this Agreement, other than damages arising from willful violation of applicable Law or gross negligence in the performance of such duties under this Agreement. The Shareholders’ Representative shall not have any duties or responsibilities except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Shareholders’ Representative.

(c) If at any time there is no Shareholders’ Representative, the Shareholders will appoint a Shareholders’ Representative within 15 calendar days. If the Shareholders fail to so appoint a Shareholders’ Representative, Judy C. Bozeman will be the replacement Shareholders’ Representative. The Shareholders may appoint a replacement Shareholders’ Representative at any time by delivery to Buyer of a writing executed by each of the Principal Shareholders. If at any time there is no Shareholders’ Representative, notice to CHWWA will be deemed adequate notice as if it had duly been given to a Shareholders’ Representative.

(d) The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by HoldCo and each of the Shareholders, Buyer or any other evidence deemed by the Shareholders’ Representative to be reliable, and the Shareholders’ Representative shall be entitled to act on the advice of counsel selected by it. The Shareholders’ Representative shall be fully justified in failing or refusing to take any action under this Agreement unless he shall have received such advice or concurrence of HoldCo and each of the Shareholders as he deems appropriate or he shall have been expressly indemnified to his satisfaction by HoldCo and each of the Shareholders against any and all Liability and expense that the Shareholders’ Representative may incur by reason of taking or continuing to take any such action. The Shareholders’ Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of HoldCo and each of the Shareholders, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon HoldCo and each of the Shareholders.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with receipt of automated confirmation of successful transmission by the sending facsimile operator, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Westwood Holdings Group, Inc.

200 Crescent Court, Suite 1200

Dallas, Texas 75201

Attn: Julie K. Gerron, CFA

Facsimile: 214.756.6979

With a required copy (which shall not constitute notice) to:

Norton Rose Fulbright

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

Attn: Head of Corporate Section

Facsimile: 214.855.8200

If to the Company before the Closing Date or HoldCo or Merger Sub, to:

Woodway Financial Advisors

10000 Memorial Drive, Suite 650

Houston, Texas 77024

Attn: Richard Morales

Facsimile: 713.683.7070

With a required copy (which shall not constitute notice) to:

Chamberlain, Hrdlicka, White, Williams & Aughtry

1200 Smith Street, Suite 1400

Houston, Texas 77002

Attn: James J. Spring, III

Facsimile: 713.658.2553

If to the Shareholders’ Representative, to:

Richard Morales

10000 Memorial Drive, Suite 650

Houston, Texas 77024

Facsimile: 713.683.7070

With a required copy (which shall not constitute notice) to:

Chamberlain, Hrdlicka, White, Williams & Aughtry

1200 Smith Street, Suite 1400

Houston, Texas 77002

Attn: James J. Spring, III

Facsimile: 713.658.2553

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

13.2 Amendments and Waivers. No amendment of this Agreement will be effective unless it is in writing and signed by the Parties. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other provision of this Agreement. To be valid, any document signed by a Party in accordance with this Section 13.2 must be signed by a party authorized to do so. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right, power or privilege.

13.3 Expenses. Except as otherwise provided in this Agreement (including, without limitation, in Section 9.6 or with respect to the handling of Seller Party Transaction Expenses), each Party shall bear its own costs and expenses in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

13.4 Successors and Assigns. No Party may assign any part of its rights, or delegate any of its obligations, under this Agreement, except (a) with the other Parties’ prior written consent, and (b) Buyer may assign its rights and obligations under this Agreement, in whole or in part, (i) to any of its Affiliates, (ii) for collateral security purposes to any lender providing financing to Buyer or its Affiliates or (iii) to any successor to the assets or business of the Company or Buyer, but Buyer shall not be released from any of its obligations hereunder by reason of such assignment. No Party shall unreasonably withhold its consent to assignment. Any purported assignment of rights or delegation of obligations in violation of this Section 13.4 is void.

13.5 Governing Law. The Laws of the State of Texas, without giving effect to principles of conflict of Laws, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates.

13.6 Arbitration. Any Proceeding arising out of this Agreement, the Escrow Agreement, any other Transaction Document or any transaction contemplated by any of the foregoing will be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. The arbitration will be conducted before and decided by one arbitrator, who must be an individual (a) experienced in the resolution of matters similar to those which are the subject of the arbitration proceeding, (b) residing in Harris County and (c) selected in accordance with the American Arbitration Association Commercial Arbitration Rules. Any such arbitration will take place in the City of Houston Texas. The arbitrator will apply the laws of the State of Texas and the United States of America. In any arbitration under this Agreement, this Agreement will be deemed to have been made in, and will be governed by and construed under the laws of, the State of Texas and the United States of America. Any decision rendered by the arbitrator will be final and binding and judgment thereon may be entered in any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require. Buyer, the Company, HoldCo and each of the Shareholders agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms thereof. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to compel performance by the Parties of their respective obligations set forth in this Agreement and to enforce specifically the provisions of this Agreement, including, without limitation, the provisions of ARTICLE VIII, in addition to any other remedy at Law or equity, without the necessity of posting a bond or surety. The parties intend that this agreement to arbitrate be irrevocable and the exclusive means of settling all disputes under this Agreement, whether for money damages or equitable relief. Notwithstanding the foregoing, nothing in this Section 13.6 shall prevent Buyer from instituting, and Buyer is authorized to institute, judicial proceedings (i) to seek a temporary restraining order or preliminary injunction (but not damages in connection therewith) from the appropriate court or (ii) to have the award of the arbitrator entered and enforced in any court having appropriate jurisdiction. If arbitration is invoked or judicial proceedings are brought in accordance with the provisions of this Agreement as a result of any of the provisions of ARTICLE VIII actually or allegedly being breached or not having been performed, the prevailing party in the arbitration or judicial proceeding will be entitled to recover from the other all costs, fees, and expenses pertaining or attributable to such arbitration or judicial proceeding, including reasonable attorneys’ fees.

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13.7 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other Party or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a Contract and each such Party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

13.8 No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder.

13.9 Entire Agreement. This Agreement, together with the Exhibits and Schedules to this Agreement and the certificates, documents, instruments, and writings that are delivered pursuant to this Agreement, constitutes the entire agreement and understanding of the Parties in respect of its subject matter and supersedes all prior written and prior and contemporaneous oral understandings, agreements, or representations by and among the Parties, or to the extent they relate in any way to the subject matter of this Agreement or the transactions contemplated by this Agreement, including the Letter of Intent dated September 4, 2014, delivered by Buyer to the Company, and the Exclusivity Agreement, dated September 5, 2014, between Buyer and the Company. The Recitals to this Agreement are incorporated by reference and made a part of this Agreement.

13.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

13.11 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.12 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to by the words “without limitation,” unless otherwise specified.

(e) A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

13.13 Negotiated Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

13.14 Attorney-Client Matters. Each Party hereto acknowledges and agrees that Chamberlain, Hrdlicka, White, Williams & Aughtry (“CHWWA”) has represented the Company in other matters as well as in connection with the transactions contemplated hereby. Accordingly, from and after the Closing, each of the Parties hereto waives and relinquishes any right to disqualify or otherwise object to the representation by CHWWA of any of the Seller Parties or their Affiliates, including with respect to matters arising out of, or in connection with, this Agreement or the transactions contemplated hereby in which the Seller Parties may be adverse to Company, Buyer, or any other Party to this Agreement. In furtherance thereof, Buyer acknowledges that all rights and privileges arising out of or relating to the attorney-client relationship between the Company and CHWWA that pertain exclusively to this Agreement or the transactions contemplated hereby shall belong solely to, and may be asserted only by, the Seller Parties and not by the Company, Buyer or any other Party to this Agreement. To the extent that Buyer, Company, or any of their respective Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Laws, not to waive or to attempt to waive the privilege without the express written approval of Shareholders’ Representative on behalf of the Seller Parties. Notwithstanding the foregoing, in the event that a dispute or claim arises between Buyer or the Company and a third party (other than the Seller Parties or their Affiliates) or any Governmental Entity after the Closing, the Company may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with CHWWA.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

BUYER:

WESTWOOD HOLDINGS GROUP, INC.

By:	/s/ Brian O. Casey
Name:	Brian O. Casey
Title:	President and Chief Executive Officer

WESTWOOD TRUST:

WESTWOOD TRUST

By:	/s/ Brian O. Casey
Name:	Brian O. Casey
Title:	Chairman and Chief Executive Officer

COMPANY:

WOODWAY FINANCIAL ADVISORS, A TRUST COMPANY

By:	/s/ William D. Cunningham
Name:	William D. Cunningham
Title:	President

SHAREHOLDERS:

/s/ Byron W. Bozeman
Byron W. Bozeman

/s/ Judy C. Bozeman
Judy C. Bozeman

/s/ William D. Cunningham
William D. Cunningham

/s/ C. Allen Lewis, Jr.
C. Allen Lewis, Jr.

/s/ Richard Morales
Richard Morales

Signature Page to Reorganization Agreement and Agreement and Plan of Merger

/s/ Maureen F. Phillips
Maureen F. Phillips

/s/ Michael G. Ringger
Michael G. Ringger

/s/ Donald W. Roberts
Donald W. Roberts

[Not a signatory]
Erma G. Wetmore

/s/ Thomas B. Williams
Thomas B. Williams

SHAREHOLDERS’ REPRESENTATIVE

/s/ Richard Morales
Name:	Richard Morales

Signature Page to Reorganization Agreement and Agreement and Plan of Merger